AGREEMENT AND PLAN OF MERGER

                     dated February 5, 1997

                             among

                   DAKOTA MINING CORPORATION,

                   DAKOTA MERGER CORPORATION,

                              and

                           USMX, INC.

                  AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated February 5, 1997 (this
"Agreement") among the following parties (sometimes referred to herein individually as a "Party" and collectively as the "Parties"):

     (a) Dakota Mining Corporation, a corporation continued under the Canada Business Corporation Act ("Dakota");

     (b) Dakota Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Dakota ("Merger Corp"); and

     (c)  USMX, INC., a Delaware corporation ("USMX").

Capitalized terms used in this Agreement shall have the meanings ascribed to such terms on Schedule A, unless otherwise defined herein.


                            RECITALS

WHEREAS, the common stock, par value US$.001 per share, of USMX
("USMX Shares") is publicly traded in the United States and Canada and is quoted on the Nasdaq National Market System and The
Toronto Stock Exchange;

WHEREAS, the common shares, no par value, of Dakota ("Dakota
Shares") are publicly traded in Europe, Canada, and the United
States and are quoted on the Berlin Stock Exchange, The Toronto
Stock Exchange, and the American Stock Exchange;

WHEREAS, the respective Boards of Directors of Dakota, Merger Corp, and USMX have approved and declared fair and advisable to, and in the best interests of, their respective stockholders the Merger, upon the terms and subject to the conditions set forth herein, whereby all of the issued and outstanding USMX Shares will be converted into Dakota Shares;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Tax Code; and

WHEREAS, Dakota, Merger Corp, and USMX desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


                           AGREEMENT

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the Parties agree as follows:


ARTICLE I
                            GENERAL

I.1 Merger. In accordance with the terms and provisions of this Agreement, the GCL, and other applicable Law, Merger Corp shall be merged with and into USMX (the "Merger"), and USMX shall be, and is hereinafter sometimes referred to as, the "Surviving Corporation." Merger Corp and USMX shall be, and are hereinafter sometimes referred to as, the "Constituent Corporations."

I.2 Charter and By-laws; Directors and Officers. From and after the Effective Time:

     (a) the Certificate of Incorporation and the By-laws of Merger Corp shall continue in full force and effect as the Certificate of Incorporation and the By-laws of the Surviving
Corporation; and

     (b) the directors and officers of Merger Corp shall be the directors and officers of the Surviving Corporation.

I.3 No Separate Identity. Except as hereinafter specifically set forth, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of Merger Corp shall be merged with and into USMX, and USMX, as the Surviving Corporation, shall be fully vested therewith. The separate existence and the corporate organization of Merger Corp, except insofar as they may continue by statute, shall cease as of the Effective Time.

I.4 Effectiveness. The Merger shall not become effective until, and shall become effective at, the point in time at which Certificate of Merger (the "Certificate of Merger") in accordance with the terms of this Agreement and in substantially the form attached as Exhibit 1.4, and in accordance with Section 251 of the GCL, shall have been executed by the Constituent Corporations and filed with the Secretary of State of the State of Delaware. The time when the Merger shall become effective as aforesaid is herein called the "Effective Time." The Parties shall cause the Certificate of Merger to be executed and filed as aforesaid on the Closing Date upon the satisfaction or waiver of the conditions contained in Articles VIII, IX, and X.

I.5 Conversion of Shares. As of the Effective Time, all outstanding USMX Shares shall be converted automatically into the right to receive Dakota Shares in the ratio of 1.10 USMX Shares to one Dakota Share; and each share of the common stock of Merger Corp shall be converted automatically into the right to receive one share of common stock of the Surviving Corporation.

I.6 Treasury Shares, Etc. Each USMX Share which, immediately prior to the Effective Time, is held by (a) USMX as treasury stock, (b) any other member of the USMX Group, or (c) any member of the Dakota Group, shall be canceled and no consideration shall be delivered with respect thereto.

I.7 Warrants, Options, Etc. Each warrant, option, or other right to acquire USMX Shares as of the Effective Time shall be converted into a warrant, option, or other right to acquire Dakota Shares based on the conversion ratio set forth in
Section 1.5, with the exercise price associated therewith, if any, being adjusted proportionately.

I.8 No Fractional Shares. Fractional Dakota Shares shall not be issued in exchange for USMX Shares. Except for operation of this Section, if the conversion of shares pursuant to Section 1.5 would result in any stockholder of USMX being entitled to receive a fractional interest in a Dakota Share, such stockholder shall receive a single whole Dakota Share in lieu of such fractional interest.

I.9 Stock Transfer Books. The stock transfer books of USMX shall be closed as of the Effective Time, and no transfer of USMX
Shares shall be made or consummated thereafter except by the Surviving Corporation.

I.10 Exchange of Certificates.

     (a) Dakota and USMX shall authorize Montreal Trust Company of Canada (or such other Person as shall be reasonably acceptable to Dakota and USMX) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Dakota shall deposit with the Exchange Agent for the benefit of the holders of certificates which immediately prior to the Effective Time represented USMX Shares (the "Certificates") certificates representing Dakota Shares (together with any dividends or distributions with respect thereto payable as provided in Section 1.10(c), the "Exchange Fund") issuable pursuant to Section 1.5 in exchange for outstanding USMX Shares.

     (b) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted pursuant to Section 1.5 into Dakota Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent, shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Dakota Shares, and shall be in such form and contain such other provisions as Dakota and USMX may reasonably specify). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Dakota Shares which such holder has the right to receive pursuant to this Article, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the certificate representing the appropriate number of Dakota Shares and certain dividends and other distributions as contemplated by Section 1.10(c).

     (c) No dividends or other distributions that are declared on or after the Effective Time on Dakota Shares or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Dakota Shares until such persons surrender their Certificates, as provided in Section 1.10(b). Subject to the effect of applicable Law, there shall be paid to such record holders of the certificates representing such Dakota Shares (1) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole Dakota Shares and having a record date on or after the Effective Time and a payment date prior to such surrender and (2) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole Dakota Shares and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing Dakota Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Dakota Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (d) Any portion of the Exchange Fund which remains undistributed to the former stockholders of USMX for one year after the Effective Time shall be delivered to Dakota, upon demand of Dakota, and any former stockholders of USMX who have not theretofore complied with this Section shall thereafter look only to Dakota for payment of their claim for Dakota Shares and any dividends or distributions with respect to Dakota Shares. Neither Dakota nor USMX shall be liable to any holder of USMX Shares for Dakota Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

I.11 Directors of Dakota. Immediately following the Effective Time, Dakota shall increase the number of directors comprising its Board of Directors to nine; Dakota shall allow USMX to designate three directors and Pegasus Gold Inc. to designate one director to fill the vacancies created by increasing the board size, subject to Dakota's approval, with Donald P. Bellum as one of the three USMX designated directors and the Chairman of the Board.


ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF USMX

USMX makes the following representations and warranties to Dakota and Merger Corp. However, certain matters disclosed on any Exhibit hereto may not be required to be disclosed therein, but may be stated therein for information purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure, and no representation or warranty shall be deemed to have been made by USMX by reason of the inclusion of such matters. Further, no representation or warranty shall be deemed to have been made by USMX by virtue of any disclosures made on, or contained in, any Exhibit hereto except to the extent expressly made in this
Article II.

II.1 Organization and Good Standing.

     (a) Each of the USMX Group Members is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions (which are listed in Exhibit 2.1) where it is required to qualify in order to conduct its business as presently conducted, and where the failure to be so qualified would have a Material Adverse Effect. Except as listed in Exhibit 2.1, there are no subsidiaries of USMX, none of USMX's subsidiaries has any subsidiaries, and since December 31, 1991, neither USMX nor any of its subsidiaries has had any subsidiaries.

     (b) Each USMX Group Member has the corporate power and authority to own, lease, or operate its properties and to carry on its business as now conducted.

     (c) USMX has heretofore delivered or made available to Dakota and Merger Corp complete and correct copies of USMX's and its subsidiaries' respective Certificate or Articles of Incorporation (or like charter document) and By-laws, as each has been amended and is in effect on the date hereof.

II.2 Consents, Authorizations, and Binding Effect.

     (a) USMX may execute, deliver, and perform this Agreement without the necessity of any USMX Group Member obtaining any consent, approval, authorization, or waiver, or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers, and notices:

          (1)  disclosed in Exhibit 2.2;

          (2) which, with respect to consents, approvals, authorizations, and waivers, have been obtained, are unconditional, and are in full force and effect, and which, with respect to notices, have been given; or

          (3) approval of the USMX stockholders in accordance with the GCL to be obtained pursuant to Section 5.10.

     (b) USMX has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.

     (c) This Agreement and the Transactions have been duly authorized by the board of directors of USMX. This Agreement has been duly executed and delivered by USMX and constitutes the legal, valid, and binding obligation of USMX, enforceable against USMX in accordance with its terms, except

          (1) as may be limited by bankruptcy, reorganization, insolvency, and similar Laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors; and

          (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (d) The execution, delivery, and performance of this Agreement by USMX will not

          (1)  constitute a violation of the respective
Certificates or Articles of Incorporation (or like charter documents) or By-laws, each as amended, of any USMX Group Member;

          (2) with respect to the USMX Group, subject to obtaining any consent, approval, authorization, or waiver described in Exhibit 2.2, conflict with, result in the breach of or constitute a default under any Contract which would have a Material Adverse Effect;

          (3) constitute a material violation of any Law applicable or relating to any USMX Group Member or the businesses of the USMX Group; or

          (4) with respect to the USMX Group, subject to obtaining any consent, approval, authorization, or waiver described in Exhibit 2.2, result in the creation of any Lien upon any of the assets of any USMX Group Member.

II.3 Minute and Stock Transfer Books. The minute books of each USMX Group Member fairly reflect the corporate actions of the respective boards of directors and the stockholders of each such USMX Group Member. The stock transfer books of each USMX Group Member are correct, complete, and current, and all documentary and stock transfer tax stamps required in connection with the issuance and transfer of shares of the capital stock of each USMX Group Member, if any, have been duly paid, affixed, and canceled.

II.4 Financial Statements and Financial Condition.

     (a) The USMX Group has maintained its accounting books and records in all material respects in compliance with the Foreign
Corrupt Practices Act, as amended.

     (b) Except as described in Exhibit 2.4(b), the accounting books and records of the USMX Group during the periods covered by the 1995 USMX Financial Statements and the Interim USMX Financial Statements fairly reflect in all material respects the items of income and expense and the assets and liabilities of the USMX Group, including the nature thereof and the transactions giving rise thereto (to the extent normally reflected in the accounting books and records of the USMX Group Members) and provided a fair basis for the preparation of the 1995 USMX Financial Statements and the Interim USMX Financial Statements.

     (c)  Attached as Exhibit 2.4(c) are the Interim USMX
Financial Statements.

     (d) The 1995 USMX Financial Statements have been prepared in accordance with U.S. GAAP.

     (e) The 1995 USMX Financial Statements and the Interim USMX Financial Statements are correct and complete in all material respects and present fairly in accordance with U.S. GAAP (except that the Interim USMX Financial Statements may not contain notes and may be subject to year-end adjustments) the financial position of the USMX Group as of the dates of such financial statements and the results of operations and cash flows of the USMX Group for the periods covered by such financial statements.

     (f) The USMX Group has no liabilities (absolute, contingent, or otherwise) required under U.S. GAAP to be set forth on a consolidated balance sheet (or in the notes thereto) of the USMX Group, other than:

          (1) those set forth, reserved against, or described on or in the 1995 USMX Balance Sheet (or in the notes thereto) or the Interim USMX Financial Statements;

          (2) those incurred by the USMX Group in the ordinary course of business since the date of the Interim USMX Balance
Sheet;

          (3) obligations to be performed after the date hereof based on the operations of any USMX Group Member after the date hereof under any Contract of such USMX Group Member; and

          (4) those described or disclosed on, or which may arise out of or with respect to the matters or Contracts described or disclosed on, the Exhibits to this Agreement, or those which may arise out of or with respect to matters or Contracts that would be required to be disclosed on such Exhibits but for the limitations on such disclosure contained in the representations and warranties relating to such Exhibits.

II.5 Title and Condition of Assets.

     (a) Exhibit 2.5(a) lists all of the real property owned by the USMX Group in fee simple and all unpatented mining claims, real property leases, and concessions in which any USMX Group
Member has a right or interest.

     (b)  To the knowledge of USMX, except as described in
Exhibit 2.5(b),

          (1) the USMX Group has good and sufficient title to all real property owned by it in fee simple, and is in exclusive possession thereof, free and clear of Liens other than Permitted
Liens and statutory Liens not yet delinquent;

          (2) the USMX Group has good and sufficient title to all material tangible personal property owned by it free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

          (3) with respect to the unpatented mining claims in which any USMX Group Member has a right or interest,

               (A) such claims were properly laid out and staked and properly recorded and filed with appropriate Governmental agencies and, subject to the paramount title of the United
States, are free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

               (B)  all required assessment work has been
performed and all affidavits of assessment work and other filings required to maintain such claims in good standing have been properly and timely recorded and filed with appropriate
Governmental agencies;

               (C) all claim maintenance and claim rental fees and all taxes assessed against such claims have been timely paid;
and

               (D)  there are no conflicting claims;

provided that USMX makes no representation that there has been a discovery of minerals on each of the unpatented mining claims;
and

          (4)  with respect to concessions in which the USMX
Group has an interest, all acts and payments necessary to obtain and maintain such concessions in good standing have been timely made or performed.

     (c) To the knowledge of USMX, all mineral production rights or other royalties of any sort whatsoever which are payable with respect to any real property in which any USMX Group Member has a right or interest are described in Exhibit 2.5(c).

     (d) To the knowledge of USMX, no improvement or structure on any real property owned or leased by any USMX Group Member encroaches to any material extent on any adjacent property or conflicts with the rights of any owner thereof.

     (e) The material improvements, fixtures, and appurtenances on or to the property and the material tangible assets, owned or leased and used by any USMX Group Member, are in substantially good operating condition, order, and repair, subject to ordinary wear and tear, except as described in Exhibit 2.5(e). Since December 31, 1996, none of the assets of any USMX Group Member has been affected by any fire, accident, act of God, or any other casualty that has had a Material Adverse Effect. All of the material assets used by any USMX Group Member in its businesses are owned or leased by such USMX Group Member.

     (f) The businesses of the USMX Group as conducted by the USMX Group Members in any jurisdiction are not conducted under any material restriction imposed in any such jurisdiction upon the USMX Group Members (but not imposed upon other persons conducting similar businesses or operating similar assets for similar purposes in the same jurisdictions where the businesses and assets of the USMX Group are located) by any zoning, anti-pollution, health, or other Law.

II.6 Insurance.

     (a) Exhibit 2.6 contains a list of all material policies of insurance maintained by the USMX Group, including insurance providing benefits for employees, in effect on the date hereof and generally describing the coverage thereby.

     (b) Except for amounts deductible under the policies of insurance described, or as otherwise disclosed, in Exhibit 2.6, no USMX Group Member is or has been at any time since December 31, 1994, subject to any Liability as a self-insurer of the businesses and assets of the USMX Group, in respect of insurance of the type customarily carried by businesses of the type engaged in by the USMX Group in the jurisdictions where the USMX Group maintains offices, which could have a Material Adverse Effect.

     (c) There are no material coverage disputes with underwriters pending or, to the knowledge of USMX, threatened, and all premiums due and payable have been timely paid and all such material policies are in full force and effect in accordance with their respective terms (however, no representation or warranty is made as to the solvency or financial condition of any underwriter or issuer of such policy).

II.7 Litigation and Compliance.

     (a) Except as to the matters described in Exhibit 2.7(a), and except for actions, suits, claims, and proceedings where the damages asserted by the plaintiff in such actions, suits, claims, or proceedings (together with the damages claimed in the matters described in Exhibit 2.7(a)) would not have a Material Adverse Effect or where insurance proceeds will be actually available for such actions, suits, claims, and proceedings:

          (1) as of the date of this Agreement, there are no actions, suits, claims, or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of USMX, threatened against any USMX Group Member or with respect to any asset or property owned, leased, or used by any USMX Group Member; and

          (2)  there are no actions, suits, claims, or
proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of USMX, threatened which question or challenge the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.

     (b) Each USMX Group Member is in compliance with, and is not in default or violation under, any Law applicable to the businesses or operations of the USMX Group, including without limitation all safety and health Laws (but excluding any Environmental Law), except for noncompliances, defaults, and violations which would not, in the aggregate, have a Material Adverse Effect, and no USMX Group Member has received any notice of the same.

     (c) Except as described in Exhibit 2.7(c), no USMX Group Member, no material assets of any USMX Group Member, nor the Transactions are subject to any judgment, order, or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect or which would prevent USMX from performing its obligations under this Agreement. Each USMX Group Member subject to any such judgment, order, or decree is in compliance in all material respects with, and is not in default or violation in any material respect under, any such judgment, order, or decree.

     (d) Except as described in Exhibit 2.7(d), and except as may be required under any Environmental Law, each USMX Group Member has duly filed all reports and returns required to be filed by it with any Government and obtained all Governmental permits and licenses and other Governmental consents which are required in connection with the businesses and operations of the USMX Group, the failure of which would have a Material Adverse Effect. All of such material permits, licenses, and consents are in full force and effect, and to the knowledge of USMX, no proceedings for the suspension or cancellation of any of them are pending or threatened.

     (e)  Neither USMX nor, to the knowledge of USMX, any other
USMX Group Member, either on its own behalf or on behalf of any of its respective officers, agents, consultants, or employees, has

          (1) made or agreed to make any contributions, payments, or gifts of their funds or property to any Governmental official, employee, or agent where the payment of such contribution, payment, or gift was illegal under any applicable
Law;

          (2) established or maintained any unrecorded fund or asset for any such purpose, or made any intentional false or artificial entry on any of its books or records in connection with any such activity; or

          (3) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local, or foreign, where such contribution was a violation of applicable Law by any USMX Group Member.

II.8 Taxes.

     (a) The USMX Group has paid in all material respects on or before the due date thereof, or accrued in all material respects on the 1995 USMX Financial Statements, all federal, state, local, and foreign Taxes for all periods ending on or prior to December 31, 1996. The USMX Group has made provision (subject to year-end audit adjustments) in all material respects on its accounting books and on the Interim USMX Balance Sheet for all federal, state, local, and foreign Taxes accruing since the date of the 1995 USMX Financial Statements. As of the Effective Time, the USMX Group will have duly and timely filed all Tax reports and returns required to be filed by any USMX Group Member on or before such date (subject to extensions which have been granted to such USMX Group Member or extensions to which such USMX Group Member is entitled under then applicable Laws); and all such Tax reports and returns were, or will be, complete and correct in all material respects.

     (b) Since December 31, 1991, the taxable income of the USMX Group has been included in the consolidated federal income tax returns of USMX to the extent required to be included under the Tax Code; and all such federal income tax returns as they relate to the USMX Group were complete and correct in all material respects.

     (c) Except as described in Exhibit 2.8, no USMX Group Member has received notice of any material Tax deficiency, claim, or dispute outstanding, proposed, or assessed against any USMX Group Member (which has not been satisfied or for which provision has not been made on the books and records of the USMX Group), nor has any USMX Group Member executed any waiver of any statute of limitations on the assessment or collection of any material Taxes or executed or filed with the Internal Revenue Service or any other Taxing authority (including foreign Taxing authorities) or executed any agreement now in effect extending the period for assessment or collection of any material Taxes.

     (d) There are no Tax Liens (other than Permitted Liens) upon, pending against or, to the knowledge of USMX, threatened against any asset of any USMX Group Member, which Tax Lien would have a Material Adverse Effect.

     (e) No USMX Group Member is a party to any pending or, to the knowledge of USMX, threatened action or proceeding, assessment or collection of Taxes by any Taxing authority, foreign or domestic, relating to the business and operation of any USMX Group Member.

     (f) The USMX Group Members are not parties to any Tax sharing agreement.

     (g) No election under 341(f) of the Tax Code has been or shall hereafter be made to treat any USMX Group Member as a "consenting corporation" as defined in 341(f).

     (h) Since December 31, 1991, no USMX Group Member has ever been a "Subchapter S" or an "S" corporation within the meaning of the Tax Code.

     (i) No representation or warranty is made by USMX with respect to whether any deferred tax benefit accrued on the books of the USMX Group or reflected in the 1995 USMX Financial
Statements or Interim USMX Financial Statements will ultimately be usable by any USMX Group Member.

II.9 Intangible Assets. Neither USMX nor any USMX Group Member owns or has any proprietary interest in any domestic or foreign patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade names, or copyrights.

II.10     Employees.  USMX has delivered to Dakota and Merger
Corp a list of all employees of each USMX Group Member and each such employee's date of hire and annual rate of compensation as of the date hereof.

II.11     Pension and Other Employee Plans and Agreements.

     (a) Exhibit 2.11 sets forth all Employee Plans maintained by each USMX Group Member, and USMX has furnished or made available to Dakota and Merger Corp true and complete copies of all such Employee Plans as amended and in effect on the date hereof.

     (b)  To the knowledge of USMX,

          (1) the execution and delivery of this Agreement by USMX and the consummation of the Transactions do not constitute and will not result in any "prohibited transaction" within the meaning of ERISA or 4975 of the Tax Code;

          (2) each Employee Plan of the USMX Group and any related trust agreements, annuity contracts, insurance contracts, or other funding instruments are currently, and have been in the past, in compliance in all material respects with the requirements of applicable Laws as to the form, operation, and administration of such plans;

          (3) all reports, notices, and applications relating thereto required by any Governmental agency have been in all material respects timely filed;

          (4) all contributions required to be made on or before the date hereof to each such Employee Plan under the terms of such plan, ERISA, the Tax Code or other applicable law have been in all material respects timely made;

          (5) no USMX Group Member has incurred, or will incur as a result of the Transactions, any Liability (except for premiums) to the Pension Benefit Guaranty Corporation; and

          (6) none of the Employee Plans of the USMX Group is a "Multi-employer Plan" (as such term is defined in 3(37) of ERISA); and

     (c) There are no actions, suits, claims or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of USMX, threatened against or with respect to any Employee Plan of the USMX Group or any assets of any such Employee Plan.

II.12     Labor Relations.

     (a) Except as described in Exhibit 2.12, no employees of any USMX Group Member are covered by any collective bargaining agreement.

     (b)  Except as described in Exhibit 2.12:

          (1) each USMX Group Member has complied with all applicable Laws (including without limitation ERISA and Laws governing foreign employee benefit and pension plans) relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, payment of social security, and similar Taxes, where the failure to be in compliance would have a Material Adverse Effect;

          (2) no USMX Group Member is engaged in any unfair labor practice which would have a Material Adverse Effect;

          (3) there are no complaints against any USMX Group Member pending as of the date hereof before the National Labor Relations Board or any similar foreign, state, or local labor agency by or on behalf of any employee of any USMX Group Member which would have a Material Adverse Effect; and

          (4) there are no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances, or other labor troubles pending or, to the knowledge of USMX, threatened as of the date hereof with respect to the employees of any USMX Group Member which would have a Material Adverse Effect.

II.13     Contracts, Etc.

     (a) Except as set forth in Exhibit 2.13, all Contracts to which any USMX Group Member is a party or by which any USMX Group Member is bound are valid and in full force and effect and constitute the legal, valid, and binding obligations of such USMX Group Member and, to the knowledge of USMX, the other parties thereto; and there are no existing defaults by any USMX Group Member or, to the knowledge of USMX, by any other party thereunder; and no event, act, or omission has occurred which (with or without notice, lapse of time, or the happening or occurrence of any other event) would result in a default thereunder which has had, or which is reasonably likely to have, a Material Adverse Effect. To the knowledge of USMX, no other party to any such Contract has asserted the right to renegotiate the material terms or conditions of any such Contract.

     (b) Except as set forth in Exhibit 2.13, to the knowledge of USMX, all Contracts of the USMX Group are listed in the USMX
SEC Reports except the following:

          (1) employment agreements terminable at will and Contracts for miscellaneous services terminable at will, in each case without the necessity of payment of any material penalty, bonus, severance payment, or additional compensation (other than liabilities accruing to the effective date of such termination);

          (2) Contracts with customers, distributors, and suppliers; and

          (3) other Contracts involving aggregate liabilities under all such Contracts providing for future payments by any USMX Group Member of not more than US$50,000 individually and of not more than US$250,000 in the aggregate.

     (c) USMX has heretofore delivered or made available to Dakota and Merger Corp true, correct, and complete copies of all Contracts required to be listed pursuant to Section 2.13.

II.14 Absence of Certain Changes, Etc. Except as described in Exhibit 2.14, and except for any actions required to be performed by USMX or otherwise permitted pursuant to this Agreement, since December 31, 1996

     (a) there has been no Material Adverse Change in the results of operations or financial condition of the USMX Group
(taken as a whole) from that reflected in the Interim USMX
Financial Statements;

     (b)  no USMX Group Member has:

          (1) sold, transferred, distributed, or otherwise disposed of any of its assets, or agreed to do any of the foregoing, except in the ordinary course of business;

          (2) made or agreed to make any capital expenditure or commitment for additions to property, plant, or equipment, except for expenditures and commitments in accordance with budgets heretofore approved by the USMX Group or otherwise not in excess of US$50,000 in the aggregate;

          (3) experienced any damage, destruction, or loss to or of any of its assets, whether or not covered by insurance, exceeding US$50,000 in the aggregate;

          (4) made or agreed to make any increase in the compensation payable to any employee, except for increases made in the ordinary course of business and consistent with presently existing policies or agreements;

          (5) conducted its operations otherwise than in due course;

          (6) entered into any transaction or Contract, or amended or terminated any transaction or Contract, except transactions or Contracts entered into in the ordinary course of business in arm's-length transactions;

          (7) effected any material change in the practices followed by the USMX Group in calculating bad debts, contingencies, or other reserves from that reflected in the Interim USMX Financial Statements; or

          (8)  agreed or committed to do any of the foregoing.

II.15     Subsidiaries.

     (a) Exhibit 2.15(a) sets forth with respect to each subsidiary of USMX

          (1)  the date and jurisdiction of its incorporation;

          (2) the number and class of shares of its equity securities;

          (3) its equity securities owned, directly or indirectly, by USMX;

          (4) the number of its equity securities owned, directly or indirectly, by any person other than USMX;

          (5) a description of any limitations on USMX's ability to vote, pledge or alienate such equity securities; and

          (6) a description of any agreements containing any right of first negotiation or refusal, options, or warrants with respect to the equity securities of such subsidiary owned by any person other than USMX.

     (b) Except as set forth in Exhibit 2.15(b), all of the outstanding shares of capital stock of each USMX Group Member (other than USMX) owned of record and beneficially by USMX are so owned free and clear of all Liens. Except with respect to the subsidiaries listed in Exhibit 2.15(a), USMX does not own, directly or indirectly, any equity securities or interests of or in any entity or enterprise organized under the Laws of the United States, any state thereof, the District of Columbia, Canada, any province thereof, or any other domestic or foreign jurisdiction.

     (c) All outstanding shares of the capital stock of or other equity interests in each USMX Group Member (other than USMX) have been duly authorized and are validly issued, fully paid, and nonassessable, and no Liability attaches to the ownership thereof (except Liabilities imposed by Law).

     (d) Except as described in Exhibit 2.15(d), there are no authorized, outstanding, or existing

          (1) proxies, voting trusts, or other agreements or understandings with respect to the voting of any capital stock of any USMX Group Member (other than USMX);

          (2) securities convertible into or exchangeable for any capital stock of any USMX Group Member (other than USMX);

          (3) options, warrants, or other rights to purchase or subscribe for any capital stock of, or securities convertible into or exchangeable for any capital stock of, any USMX Group
Member (other than USMX);

          (4) agreements of any kind relating to the issuance of any capital stock of any USMX Group Member (other than USMX), any such convertible or exchangeable securities or any such options, warrants, or rights;

          (5)  agreements of any kind which may obligate any USMX
Group Member (other than USMX) to issue or purchase any of its securities; or

          (6) agreements containing any right of first negotiation or refusal with respect to the equity securities of any USMX Group Member (other than USMX).

     (e) Exhibit 2.15(e) lists the name of each subsidiary of USMX since January 1, 1990 not listed on Exhibit 2.15(a). The
USMX Group has no Liabilities with respect to the ownership or disposition of any such subsidiaries.

II.16     Capitalization and Title to Shares.

     (a) The authorized capital stock of USMX consists of 45,000,000 USMX Shares, of which 16,184,182 shares were outstanding as of December 31, 1996, and 20,000,000 shares of preferred stock, par value $.001 per share, of which no shares are outstanding as of the date hereof.

     (b) The USMX Shares constitute all of the outstanding shares of all classes of the capital stock of USMX.

     (c) The USMX Shares have been duly authorized and are validly issued, fully paid, and nonassessable, and no Liability attaches to the ownership thereof.

     (d) Except as described in Exhibit 2.16, there are no authorized, outstanding, or existing:

          (1)  voting trusts or other agreements or
understandings with respect to the voting of any USMX Shares, or to the knowledge of USMX, proxies;

          (2) securities convertible into or exchangeable for any USMX Shares;

          (3) options, warrants, or other rights to purchase or subscribe for any USMX Shares or securities convertible into or exchangeable for any USMX Shares;

          (4) agreements of any kind relating to the issuance of any USMX Shares, any such convertible or exchangeable securities, or any such options, warrants, or rights; or

          (5) agreements of any kind which may obligate USMX to issue or purchase any of its securities.

II.17 Environmental Matters. Except as to the matters described in the environmental reports and other documents described in Exhibit 2.17, if any:

     (a) there exists no Environmental Condition which is reasonably likely to result in any Liability to, or would have a Material Adverse Effect on, the USMX Group; and

     (b) each of the USMX Group Members has duly filed all material reports, returns, and filings required to be filed by it with any Government, and has obtained all material Governmental permits and licenses and other Governmental consents which are required in connection with the businesses of the USMX Group relating to an Environmental Condition and Environmental Laws.

II.18 Brokers. Except for fees and expenses payable to Newcrest Capital Corp. in an amount mutually agreeable to the Parties, the USMX Group, their Affiliates, and their respective Advisers have not retained any broker or finder in connection with the Transactions, nor have any of the foregoing incurred any Liability to any broker or finder by reason of the Transactions.

II.19 Officers and Directors. Exhibit 2.19 is a list of the names and addresses of all officers and directors of each USMX
Group Member.

II.20 Fairness of Transaction. USMX believes that the transaction contemplated by this Agreement is fair to, and in the best interests of, USMX and its stockholders.

II.21 Valid Issuance of New Stock. Upon consummation of the Transactions, the shares of common stock of the Surviving Corporation issued hereunder will be duly and validly authorized and, when issued and delivered in accordance with the terms and provisions of this Agreement and the Certificate of Merger as provided for in Article I, will be fully paid and nonassessable. At the Closing, USMX will have the power to issue the new shares of Common Stock of the Surviving Corporation free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions, except for generally applicable restrictions imposed under applicable securities laws.

II.22 No Misstatements or Omissions. The representations, warranties, and statements made by USMX in this Agreement, the Exhibits, and the documents and information furnished by USMX to Dakota or Merger Corp in connection with the Transactions, when considered both in the aggregate and individually, and both in light of the circumstances under which those representations, warranties, and statements were made and in light of the circumstances as of the date of this Agreement, did not and do not contain any untrue statement of a material fact, and did not fail to state any material facts that are necessary in order to make the statements contained in this Agreement, the Exhibits, and the documents and information furnished to Dakota or Merger Corp pursuant to the terms and conditions of this Agreement, not misleading. There are no facts known to USMX which, either individually or in the aggregate, could have a Material Adverse Effect which have not been disclosed in this Agreement, the Exhibits, or otherwise in writing to Dakota and Merger Corp.

II.23     USMX SEC Reports.

     (a) USMX has delivered to Dakota the following: (1) its Annual Report on Form 10-K for the year ended December 31, 1995,
(2) all of its Quarterly Reports on Form 10-Q for 1996, (3) all of its Current Reports on Form 8-K filed with the SEC since October 1, 1996, and (4) its Registration Statement on Form S-2, as filed with the SEC in November, 1996 (in each case, with all amendments thereto and documents incorporated by referenced therein, excluding preliminary materials, the "USMX SEC Reports").

     (b) Except as set forth in Exhibit 2.23, as of its respective filing date, each USMX SEC Reports complied in all material respects with the requirements of the laws, rules, and regulations applicable to such USMX SEC Report, including, without limitation, the Securities Act and the Exchange Act.

     (c) Except as set forth in Exhibit 2.23, as of its respective filing date, no USMX SEC Report contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (d) Except as set forth in Exhibit 2.23, each USMX SEC Report, as amended or supplemented, if applicable, as of the date of such USMX SEC Report or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

II.24 Information in Disclosure Documents. None of the information with respect to any USMX Group Member to be included or incorporated by reference in the Joint Proxy/ Registration Statement will (a) at the respective times such documents are filed with the SEC and (b)(1) in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement and any amendments or supplements thereto and at the times of the USMX Stockholders' Meeting and the Dakota Shareholders' Meeting or (2) in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of the Joint Proxy/Registration Statement or any amendment thereof or supplement thereto or any earlier communication to stockholders of USMX or shareholders of Dakota with respect to the Transactions; provided, however, that this provision shall not apply to statements or omissions in the Joint Proxy/Registration Statement based upon information furnished by Dakota or Merger Corp for use therein. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act relating to the USMX Stockholders' Meeting and the issuance of the Dakota Shares.

II.25     No Knowledge of Breach of Representations and
Warranties of Merger Corp. USMX has no knowledge of any breach by Dakota or Merger Corp of any of the representations and warranties contained in Article III.


ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF DAKOTA AND MERGER CORP

Dakota and Merger Corp make the following representations and warranties to USMX. However, certain matters disclosed on any Exhibit hereto may not be required to be disclosed therein, but may be stated therein for information purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure, and no representation or warranty shall be deemed to have been made by Dakota or Merger Corp by reason of the inclusion of such matters. Further, no representation or warranty shall be deemed to have been made by Dakota or Merger Corp by virtue of any disclosures made on, or contained in, any Exhibit hereto except to the extent expressly made in this Article III.

III.1     Organization and Good Standing.

     (a) Each Dakota Group Member is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and is qualified to transact business and is in good standing as a foreign corporation in the jurisdictions (which are listed in Exhibit 3.1) where it is required to qualify in order to conduct its business as presently conducted, and where the failure to be so qualified would have a Material Adverse Effect. Except as listed in Exhibit 3.1, there are no subsidiaries of Dakota, none of Dakota's subsidiaries has any subsidiaries, and since December 31, 1991, neither Dakota nor any of its subsidiaries has had any subsidiaries.

     (b) Each Dakota Group Member has the corporate power and authority to own, lease, or operate its properties and to carry on its business as now conducted.

     (c) Dakota has heretofore delivered or made available to USMX complete and correct copies of Dakota's and its subsidiaries' respective Certificates or Articles of Incorporation (or like charter document) and By-laws, as each has been amended and is in effect on the date hereof.

III.2     Consents, Authorizations, and Binding Effect.

     (a) Dakota and Merger Corp may execute, deliver, and perform this Agreement without the necessity of any Dakota Group
Member obtaining any consent, approval, authorization, or waiver, or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers, and notices:

          (1)  disclosed in Exhibit 3.2;

          (2) which, with respect to consents, approvals, authorizations, and waivers, have been obtained and are unconditional, and are in full force and effect, and which, with respect to notices, have been given; or

          (3) approval of the Dakota shareholders in accordance with applicable Law to be obtained pursuant to Section 6.9.

     (b) Each of Dakota and Merger Corp has the full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions.

     (c) This Agreement and Transactions have been duly authorized by the respective boards of directors of Dakota and Merger Corp, as applicable. This Agreement has been duly executed and delivered by Dakota and Merger Corp and constitutes the legal, valid, and binding obligation of Dakota and Merger Corp, enforceable against each in accordance with its terms, except

          (1) as may be limited by bankruptcy, reorganization, insolvency and similar Laws of general application relating to or affecting the enforcement of creditors' rights or the relief of debtors; and

          (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (d) The execution, delivery, and performance of this Agreement by Dakota and Merger Corp will not

          (1)  constitute a violation of the respective
Certificates or Articles of Incorporation (or like charter documents) or By-laws, each as amended, of any Dakota Group
Member;

          (2) subject to obtaining any consent, approval, authorization, or waiver described in Exhibit 3.2, conflict with, result in the breach of, or constitute a default under any Contract which would have a Material Adverse Effect;

          (3) constitute a material violation of any Law applicable or relating to any Dakota Group Member or the businesses of the Dakota Group; or

          (4) subject to obtaining any consent, approval, authorization, or waiver described in Exhibit 3.2, result in the creation of any Lien upon any of the assets of any Dakota Group
Member.

III.3 Minute and Stock Transfer Books. The minute books of each Dakota Group Member fairly reflect the corporate actions of the respective boards of directors and the shareholders of each such Dakota Group Member. The stock transfer books of each Dakota Group Member are correct, complete, and current, and all documentary and stock transfer tax stamps required in connection with the issuance and transfer of shares of the capital stock of each Dakota Group Member, if any, have been duly paid, affixed, and canceled.

III.4     Financial Statements and Financial Condition.

     (a) The Dakota Group has maintained its accounting books and records in all material respects in compliance with the Foreign Corrupt Practices Act, as amended.

     (b) Except as described in Exhibit 3.4(b), the accounting books and records of the Dakota Group during the periods covered by the 1995 Dakota Financial Statements and the Interim Dakota Financial Statements fairly reflect in all material respects the items of income and expense and the assets and liabilities of the Dakota Group, including the nature thereof and the transactions giving rise thereto (to the extent normally reflected in the accounting books and records of the Dakota Group) and provided a fair basis for the preparation of the 1995 Dakota Financial Statements and the Interim Dakota Financial Statements.

     (c)  Attached as Exhibit 3.4(c) are the Interim Dakota
Financial Statements.

     (d) The 1995 Dakota Financial Statements have been prepared in accordance with Canadian GAAP.

     (e) The 1995 Dakota Financial Statements and the Interim Dakota Financial Statements are correct and complete in all material respects and present fairly in accordance with Canadian GAAP (except that the Interim Dakota Financial Statements may not contain notes and may be subject to year-end adjustments) the financial position of the Dakota Group as of the dates of such financial statements and the results of operations and cash flows of the Dakota Group for the periods covered by such financial statements.

     (f) The Dakota Group has no liabilities (absolute, contingent, or otherwise) required under Canadian GAAP to be set forth on a consolidated balance sheet (or in the notes thereto) of the Dakota Group, other than:

          (1) those set forth, reserved against, or described on or in the Interim Dakota Balance Sheet (or in the notes thereto) or the Interim Dakota Financial Statements;

          (2) those incurred by the Dakota Group in the ordinary course of business since the date of the Interim Dakota Balance
Sheet;

          (3) obligations to be performed after the date hereof based on the operations of any Dakota Group Member after the date hereof under any Contract of such Dakota Group Member; and

          (4) those described or disclosed on, or which may arise out of or with respect to the matters or Contracts described or disclosed on, the Exhibits to this Agreement, or those which may arise out of or with respect to matters or Contracts that would be required to be disclosed on such Exhibits but for the limitations on such disclosure contained in the representations and warranties relating to such Exhibits.

III.5     Title and Condition of Assets.

     (a) Exhibit 3.5(a) lists all of the real property owned by the Dakota Group in fee simple and all unpatented mining claims, real property leases, and concessions in which any Dakota Group Member has a right or interest; provided that Exhibit 3.5 (a) does not list any real property interests in which the Dakota Group has any right or interest pursuant to The Golden Reward Mining Co., L.P. or The Cactus Gold Mines Company Joint Venture, and Dakota and Merger Corp make no representation or warranty with respect thereto.

     (b) To the knowledge of Dakota and Merger Corp, except as described in Exhibit 3.5(b),

          (1) the Dakota Group has good and sufficient title to all real property owned by it in fee simple, and is in exclusive possession thereof, free and clear of Liens other than Permitted
Liens and statutory Liens not yet delinquent;

          (2) the Dakota Group has good and sufficient title to all material tangible personal property owned by it free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

          (3) with respect to the unpatented mining claims in which any Dakota Group Member has a right or interest,

               (A) such claims were properly laid out and staked and properly recorded and filed with appropriate Governmental agencies and, subject to paramount title of the United States, are free and clear of Liens other than Permitted Liens and statutory Liens not yet delinquent;

               (B)  all required assessment work has been
performed and all affidavits of assessment work and other filings required to maintain such claims in good standing have been properly and timely recorded and filed with appropriate
Governmental agencies;

               (C) all claim maintenance and claim rental fees and all taxes assessed against such claims have been timely paid;
and

               (D)  there are no conflicting claims;

provided that Dakota and Merger Corp make no representation that there has been a discovery of minerals on each of the unpatented mining claims; and

          (4)  with respect to concessions held by the Dakota
Group, if any, all acts and payments necessary to obtain and maintain such concessions in good standing have been timely made or performed.

     (c) To the knowledge of Dakota and Merge Corp, all mineral production rights or other royalties of any sort whatsoever which are payable with respect to any real property in which any Dakota Group Member has a right or interest are described in Exhibit 3.5(c).

     (d) To the knowledge of Dakota and Merger Corp, no improvement or structure on any real property owned or leased by any Dakota Group Member encroaches to any material extent on any adjacent property or conflicts with the rights of any owner thereof.

     (e) The material improvements, fixtures, and appurtenances on or to the property and the material tangible assets, owned or leased and used by any Dakota Group Member, are in substantially good operating condition, order, and repair, subject to ordinary wear and tear, except as described in Exhibit 3.5(e). Since December 31, 1996, none of the assets of any Dakota Group Member has been affected by any fire, accident, act of God, or any other casualty that has had a Material Adverse Effect. All of the material assets used by any Dakota Group Member in its businesses are owned or leased by such Dakota Group Member.

     (f) The businesses of the Dakota Group as conducted by the Dakota Group Members in any jurisdiction are not conducted under any material restriction imposed in any such jurisdiction upon the Dakota Group Members (but not imposed upon other persons conducting similar businesses or operating similar assets for similar purposes in the same jurisdictions where the businesses and assets of the Dakota Group are located) by any zoning, anti-pollution, health, or other Law.

III.6     Insurance.

     (a) Exhibit 3.6 contains a list of all material policies of insurance maintained by the Dakota Group, including insurance providing benefits for employees, in effect on the date hereof and generally describing the coverage thereby.

     (b) Except for amounts deductible under the policies of insurance described, or as otherwise disclosed, in Exhibit 3.6, no Dakota Group Member is or has been at any time since December 31, 1994, subject to any Liability as a self-insurer of the businesses and assets of the Dakota Group, in respect of insurance of the type customarily carried by businesses of the type engaged in by the Dakota Group in the jurisdictions where the Dakota Group maintains offices, which could have a Material Adverse Effect.

     (c) There are no material coverage disputes with underwriters pending or, to the knowledge of Dakota threatened, and all premiums due and payable have been timely paid and all such material policies are in full force and effect in accordance with their respective terms (however, no representation or warranty is made as to the solvency or financial condition of any underwriter or issuer of such policy).

III.7     Litigation and Compliance.

     (a) Except as described in Exhibit 3.7(a), and except for actions, suits, claims, and proceedings where the damages asserted by the plaintiff in such actions, suits, claims, or proceedings would not have a Material Adverse Effect or where insurance proceeds will be actually available (subject to applicable deductibles) for such actions, suits, claims, and proceedings:

          (1) as of the date of this Agreement, there are no actions, suits, claims or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of Dakota or Merger Corp, threatened against any Dakota Group Member or with respect to any asset or property owned, leased, or used by any Dakota Group Member; and

          (2)  there are no actions, suits, claims, or
proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of Dakota or Merger
Corp, threatened which question or challenge the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.

     (b) Each Dakota Group Member is in compliance with, and is not in default or violation under, any Law applicable to the businesses or operations of the Dakota Group, including without limitation all safety and health Laws (but excluding any Environmental Law), except for noncompliances, defaults, and violations which would not, in the aggregate, have a Material Adverse Effect, and no Dakota Group Member has received any notice of the same.

     (c) Except as described in Exhibit 3.7(c), no Dakota Group Member, no material assets of any Dakota Group Member, nor the Transactions are subject to any judgment, order, or decree entered in any lawsuit or proceeding which has had, or which is reasonably likely to have, a Material Adverse Effect or which would prevent Dakota or Merger Corp from performing its obligations under this Agreement. Each Dakota Group Member subject to any such judgment, order, or decree is in compliance in all material respects with, and is not in default or violation in any material respect under, any such judgment, order, or decree.

     (d) Except as described in Exhibit 3.7(d), and except as may be required under any Environmental Law, each Dakota Group Member has duly filed all reports and returns required to be filed by it with Governmental authorities and obtained all Governmental permits and licenses and other Governmental consents which are required in connection with the businesses and operations of the Dakota Group, the failure of which would have a Material Adverse Effect. All of such material permits, licenses, and consents are in full force and effect, and to the knowledge of Dakota or Merger Corp no proceedings for the suspension or cancellation of any of them are pending or threatened.

     (e) Neither Dakota nor Merger Corp nor, to the knowledge of Dakota or Merger Corp, any other Dakota Group Member, either on its own behalf, or on behalf of any of its respective officers, agents, consultants, or employees, has

          (1) made or agreed to make any contributions, payments, or gifts of their funds or property to any Governmental official, employee, or agent where the payment of such contribution, payment, or gift was illegal under any applicable
Law;

          (2) established or maintained any unrecorded fund or asset for any such purpose, or made any intentional false or artificial entry on any of its books or records in connection with any such activity; or

          (3) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local, or foreign, where such contribution was a violation of applicable Law by any Dakota Group Member.

III.8 Taxes. The Dakota Group has paid in all material respects on or before the due date thereof, or accrued in all material respects on the 1995 Dakota Financial Statements, all federal, state, local, and foreign Taxes for all periods ending on or prior to December 31, 1996. The Dakota Group has made provision (subject to year-end audit adjustments) in all material respects on its accounting books and on the Interim Dakota Balance Sheet for all federal, state, local, and foreign Taxes accruing since the date of the 1995 Dakota Financial Statements. As of the Effective Time, the Dakota Group will have duly and timely filed all Tax reports and returns required to be filed by any Dakota Group Member on or before such date (subject to extensions which have been granted to such Dakota Group Member or extensions to which such Dakota Group Member is entitled under then applicable Laws); and all such Tax reports and returns were, or will be, complete and correct in all material respects.

III.9 Intangible Assets. Neither Dakota nor any Dakota Group Member owns or has any proprietary interest in any domestic or foreign patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade names, or copyrights.

III.10    Pension and Other Employee Plans and Agreements.

     (a) Exhibit 3.10 sets forth all Employee Plans maintained by each Dakota Group Member, and Dakota has furnished or made available to USMX true and complete copies of all such Employee
Plans as amended and in effect on the date hereof.

     (b)  To the knowledge of Dakota and Merger Corp,

          (1) the execution and delivery of this Agreement by Dakota and the consummation of the Transactions do not constitute and will not result in any "prohibited transaction" within the meaning of ERISA or 4975 of the Tax Code;

          (2) each Employee Plan of the Dakota Group and any related trust agreements, annuity contracts, insurance contracts, or other funding instruments are currently, and have been in the past, in compliance in all material respects with the requirements of applicable Laws as to the form, operation, and administration of such plans;

          (3) all reports, notices, and applications relating thereto required by any Governmental agency have been in all material respects timely filed;

          (4) all contributions required to be made on or before the date hereof to each such Employee Plan under the terms of such plan, ERISA, the Tax Code or other applicable law have been in all material respects timely made;

          (5) no Dakota Group Member has incurred, or will incur as a result of the Transactions, any Liability (except for premiums) to the Pension Benefit Guaranty Corporation; and

          (6) none of the Employee Plans of the Dakota Group is a "Multi-employer Plan" (as such term is defined in 3(37) of ERISA); and

     (c) There are no actions, suits, claims or proceedings, whether in equity or at law, or Governmental investigations pending or, to the knowledge of Dakota or Merger Corp, threatened against or with respect to any Employee Plan of the Dakota Group or any assets of any such Employee Plan.

III.11    Labor Relations.

     (a) No employees of any Dakota Group Member are covered by any collective bargaining agreement.

     (b) Each Dakota Group Member has complied with all applicable Laws (including without limitation ERISA and Laws governing foreign employee benefit and pension plans) relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, payment of social security, and similar Taxes, where the failure to be in compliance would have a Material Adverse Effect.

     (c) No Dakota Group Member is engaged in any unfair labor practice which would have a Material Adverse Effect.

     (d) There are no complaints against any Dakota Group Member pending as of the date hereof before the National Labor Relations Board or any similar foreign, state, or local labor agency by or on behalf of any employee of any Dakota Group Member which would have a Material Adverse Effect.

     (e) There are no representation questions, arbitration proceedings, labor strikes, slow-downs or stoppages, material grievances, or other labor troubles pending or, to the knowledge of Dakota or Merge Corp, threatened as of the date hereof with respect to the employees of any Dakota Group Member which would have a Material Adverse Effect.

III.12    Contracts, Etc.

     (a) Except as set forth in Exhibit 3.12, all Contracts to which any Dakota Group Member is a party or by which any Dakota Group Member is bound are valid and in full force and effect and constitute the legal, valid, and binding obligations of such Dakota Group Member and, to the knowledge of Dakota and Merger Corp, the other parties thereto; and there are no existing defaults by any Dakota Group Member or, to the knowledge of Dakota, by any other party thereunder; and no event, act, or omission has occurred which (with or without notice, lapse of time, or the happening or occurrence of any other event) would result in a default thereunder which has had, or which is reasonably likely to have, a Material Adverse Effect. To the knowledge of Dakota and Merger Corp, no other party to any such Contract has asserted the right to renegotiate the material terms or conditions of any such Contract.

     (b) Except as listed in Exhibit 3.12, to the knowledge of Dakota and Merger, all Contracts of the Dakota Group are listed in the Dakota SEC Reports except the following:

          (1) employment agreements terminable at will and Contracts for miscellaneous services terminable at will, in each case without the necessity of payment of any material penalty, bonus, severance payment, or additional compensation (other than liabilities accruing to the effective date of such termination);

          (2) Contracts with customers, distributors, and suppliers; and

          (3) other Contracts involving aggregate liabilities under all such Contracts providing for future payments by any Dakota Group Member of not more than US$50,000 individually and of not more than US$250,000 in the aggregate.

     (c) Dakota has heretofore delivered or made available to USMX true, correct, and complete copies of all Contracts required to be listed pursuant to Section 3.12(b).

III.13 Absence of Certain Changes, Etc. Except as described in Exhibit 3.13, and except for any actions required to be performed by Dakota or Merger Corp or otherwise permitted pursuant to this Agreement, since December 31, 1996

     (a) there has been no Material Adverse Change in the results of operations or financial condition of the Dakota Group
(taken as a whole) from that reflected in the Interim Dakota
Financial Statements;

     (b)  no Dakota Group Member has:

          (1) sold, transferred, distributed, or otherwise disposed of any of its assets, or agreed to do any of the foregoing, except in the ordinary course of business;

          (2) made or agreed to make any capital expenditure or commitment for additions to property, plant, or equipment, except for expenditures and commitments in accordance with budgets heretofore approved by the Dakota Group or otherwise not in excess of US$50,000 in the aggregate;

          (3) experienced any damage, destruction or loss to or of any of its assets, whether or not covered by insurance, exceeding US$50,000 in the aggregate;

          (4) made or agreed to make any increase in the compensation payable to any employee, except for increases made in the ordinary course of business and consistent with presently existing policies or agreements;

          (5) conducted its operations otherwise than in due course;

          (6) entered into any transaction or Contract, or amended or terminated any transaction or Contract, except transactions or Contracts entered into in the ordinary course of business in arm's-length transactions;

          (7) effected any material change in the practices followed by the Dakota Group in calculating bad debts, contingencies, or other reserves from that reflected in the Interim Dakota Financial Statements; or

          (8)  agreed or committed to do any of the foregoing.

III.14    Subsidiaries.

     (a) Exhibit 3.14(a) sets forth with respect to each subsidiary of Dakota,

          (1)  the date and jurisdiction of its incorporation;

          (2) the number and class of shares of its equity securities;

          (3) its equity securities owned, directly or indirectly, by Dakota;

          (4) the number of its equity securities owned, directly or indirectly, by any person other than Dakota;

          (5) a description of any limitations on Dakota's ability to vote, pledge, or alienate such equity securities; and

          (6) a description of any agreements containing any right of first negotiation or refusal, options, or warrants with respect to the equity securities of such subsidiary owned by any person other than Dakota.

     (b) Except as set forth in Exhibit 3.14(b), all such outstanding shares of capital stock of each Dakota Group Member (other than Dakota) owned of record and beneficially by Dakota are so owned free and clear of all Liens. Except with respect to the subsidiaries listed in Exhibit 3.14(a), Dakota does not own, directly or indirectly, any equity securities or interests of or in any entity or enterprise organized under the Laws of the United States, any state thereof, Canada, any province thereof, the District of Columbia or any other domestic or foreign jurisdiction.

     (c) All outstanding shares of the capital stock of or other equity interests in each such subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable, and no Liability attaches to the ownership thereof (except
Liabilities imposed by Law).

     (d) Except as described in Exhibit 3.14(d), there are no authorized, outstanding, or existing:

          (1) proxies, voting trusts, or other agreements or understandings with respect to the voting of any capital stock of any Dakota Group Member (other than Dakota);

          (2) securities convertible into or exchangeable for any capital stock of any Dakota Group Member (other than Dakota);

          (3) options, warrants, or other rights to purchase or subscribe for any capital stock of any Dakota Group Member (other than Dakota) or securities convertible into or exchangeable for any capital stock of any Dakota Group Member (other than Dakota);

          (4) agreements of any kind relating to the issuance of any capital stock of any Dakota Group Member (other than Dakota), any such convertible or exchangeable securities or any such options, warrants, or rights;

          (5) agreements of any kind which may obligate any Dakota Group Member (other than Dakota) to issue or purchase any of its securities; or

          (6) agreements containing any right of first negotiation or refusal with respect to the equity securities of any Dakota Group Member (other than Dakota).

     (e) Dakota has had no subsidiaries since January 1, 1990 not listed in Exhibit 3.14(a).

III.15    Capitalization and Title to Shares.

     (a) The authorized capital stock of Dakota consists of an unlimited number of Dakota Shares, of which 35,479,742 shares were outstanding as of December 31, 1996, and 20,000 preference shares, no nominal or par value, of which no shares are outstanding as of the date hereof.

     (b) The Dakota Shares constitute all of the outstanding shares of all classes of the capital stock of Dakota.

     (c) The Dakota Shares have been duly authorized and are validly issued, fully paid, and nonassessable, and no Liability attaches to the ownership thereof.

     (d) Except as described in Exhibit 3.15, there are no authorized, outstanding, or existing:

          (1)  voting trusts or other agreements or
understandings with respect to the voting of any Dakota Shares, or, to the knowledge of Dakota and Merger Corp, proxies;

          (2) securities convertible into or exchangeable for any Dakota Shares;

          (3) options, warrants, or other rights to purchase or subscribe for any Dakota Shares or securities convertible into or exchangeable for any Dakota Shares;

          (4) agreements of any kind relating to the issuance of any Dakota Shares, any such convertible or exchangeable securities or any such options, warrants, or rights; or

          (5) agreements of any kind which may obligate Dakota to issue or purchase any of its securities.

III.16 Environmental Matters. Except as to the matters described in the environmental reports and other documents described in Exhibit 3.16, if any:

     (a) there exists no Environmental Condition which is reasonably likely to result in any Liability to, or would have a Material Adverse Effect on, the Dakota Group; and

     (b) each Dakota Group Member has duly filed all material reports, returns, and filings required to be filed by it with any Government, and has obtained all material Governmental permits and licenses and other Governmental consents which are required in connection with the businesses of the Dakota Group relating to an Environmental Condition and Environmental Laws.

III.17 Fairness of Transaction. Dakota and Merger Corp believe that the transaction contemplated by this Agreement is fair to, and in the best interests of Dakota, Merger Corp, and Dakota's shareholders.

III.18 Valid Issuance of New Stock. Upon consummation of the Transactions, the Dakota Shares issued hereunder will be duly and validly authorized and, when issued and delivered in accordance with the terms and provisions of this Agreement and the Certificate of Merger as provided for in Article I, will be fully paid and nonassessable. At the Closing, Dakota will have the power to issue the new Dakota Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions, except for generally applicable restrictions imposed under applicable securities laws.

III.19 No Misstatements or Omissions. The representations, warranties and statements made by Dakota and Merger Corp in this Agreement, the Exhibits, and the documents and information furnished by Dakota and Merger Corp to USMX in connection with the Transactions, when considered both in the aggregate and individually, and both in light of the circumstances under which those representations, warranties, and statements were made and in light of the circumstances as of the date of this Agreement, did not and do not contain any untrue statement of a material fact, and did not fail to state any material facts that are necessary in order to make the statements contained in this Agreement, the Exhibits, and the documents and information furnished to USMX pursuant to the terms and conditions of this Agreement, not misleading. There are no facts known to Dakota or Merger Corp which, either individually or in the aggregate, could have a Material Adverse Effect which have not been disclosed in this Agreement, the Exhibits, or otherwise in writing to USMX.

III.20    Dakota SEC Reports.

     (a) Dakota has delivered to USMX the following: (1) its Annual Report on Form 10-K for the year ended December 31, 1995,
(2) all of its Quarterly Reports on Form 10-Q for 1996, and (3) all of its Current Reports on Form 8-K filed with the SEC since October 1, 1996 (in each case, with all amendments thereto and documents incorporated by referenced therein, excluding preliminary materials, the "Dakota SEC Reports").

     (b) Except as set forth in Exhibit 3.20, as of its respective filing date, each Dakota SEC Report complied in all material respects with the requirements of the laws, rules, and regulations applicable to such Dakota SEC Report, including, without limitation, the Securities Act and the Exchange Act.

     (c) Except as set forth in Exhibit 3.20, as of its respective filing date, no Dakota SEC Report contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (d) Except as set forth in Exhibit 3.20, each Dakota SEC Report, as amended or supplemented, if applicable, as of the date of the Dakota SEC Report or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

III.21 Information in Disclosure Documents. None of the information with respect to any Dakota Group Member to be included or incorporated by reference in the Joint Proxy/ Registration Statement will (a) at the respective times such documents are filed with the SEC and (b)(1) in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto and at the time of the mailing of the Joint Proxy Statement and any amendments or supplements thereto, at the times of the Dakota Shareholders' Meeting and the USMX Stockholders' Meeting or (2) in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of the Joint Proxy/Registration Statement or any amendment thereof or supplement thereto or any earlier communication to stockholders of USMX or shareholders of Dakota with respect to the Transactions; provided, however, that this provision shall not apply to statements or omissions in the Joint Proxy/Registration Statement based upon information furnished by USMX for use therein. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act relating to the Dakota Shareholders' Meeting and the issuance of the Dakota Shares.

III.22    No Knowledge of Breach of Representations and
Warranties of USMX. Neither Dakota nor Merger Corp has no knowledge of any breach by USMX of any of the representations and warranties contained in Article II.


ARTICLE IV
            NO OTHER REPRESENTATIONS AND WARRANTIES

IV.1 No Other Representations and Warranties. None of USMX, Dakota, or Merger Corp shall be deemed to have made to any Party, or any of their respective Affiliates, any representation or warranty other than as expressly made in Article II or Article III, respectively (as such representations and warranties are supplemented by the Exhibits relating thereto).

IV.2 Projections, Etc. Without limiting the generality of the foregoing, but subject to the express representations and warranties made by USMX in Article II and by Dakota and Merger Corp in Article III, none of USMX, Dakota, or Merger Corp makes any representation and warranty to any Party, or any of their respective Affiliates, with respect to the following:

     (a) any projections, estimates, or budgets heretofore delivered to or made available to any Party, or any of their respective Affiliates or Advisers, of future revenues, expenses, or expenditures, results of operations (or any component thereof) or financial condition (or any component thereof) or business and operations; or

     (b) any other information or documents made available to any Party, or any of their respective Affiliates or Advisers, with respect to business and operations, except to the extent that such information or documents are set forth, disclosed, or described on, or attached to, any Exhibit hereto; however, certain matters disclosed on any Exhibit hereto may not be required to be disclosed therein, but may be stated therein for information purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure, and no representation or warranty is shall be deemed to have been made by reason of the inclusion of such matters.


ARTICLE V
                         USMX COVENANTS

From and after the date hereof and until the Closing Date (except as hereinafter otherwise provided), unless Dakota and Merger Corp shall otherwise agree in writing:

V.1  Access.  USMX shall permit, and shall cause each USMX Group
Member to permit:

     (a) Dakota, Merger Corp, and their Advisers to have reasonable access to all properties, books, accounts, records, Contracts, files, correspondence, tax records, and documents of or relating to the USMX Group, and to discuss such matters with the executive officers of the USMX Group; USMX shall make available to Dakota, Merger Corp, and their Advisers a copy of each report filed with the SEC and all other information concerning its business and properties as Dakota may reasonably request;

     (b) Dakota and Merger Corp, at their sole cost and expense, to conduct, or cause its agents to conduct, such reasonable reviews, inspections, surveys, tests, and investigations of the assets of the USMX Group as Dakota or Merger Corp deems necessary or advisable;

     (c) Dakota, Merger Corp, and their Advisers to consult with the accountants for the USMX Group, and said accountants are hereby authorized to disclose all information in their possession to Dakota, Merger Corp, and their Advisers with respect to the USMX Group and the businesses thereof; and

     (d) Dakota, Merger Corp, and their Advisers to discuss the proposed Merger with the employees of the USMX Group; provided that representatives of USMX may be present during any such discussions (except that Dakota and Merger Corp shall be free to have discussions with those persons permitted pursuant to Section 5.1(c) without representatives of USMX being present) and provided that such discussions are coordinated with representatives of USMX as to the content of such proposed discussions to assure that such discussions do not interfere unreasonably with the business and operations of any USMX Group Member or harm the relationship which any USMX Group Member has with its employees;

provided, however, any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the businesses and operations of the USMX
Group.

V.2 Ordinary Course. Except as set forth in Exhibit 5.2, and except for any actions required to be performed by USMX or otherwise permitted pursuant to this Agreement, USMX shall (and shall cause each USMX Group Member to) conduct its business only in the ordinary and usual course in all material respects and use all reasonable efforts to preserve its business organizations intact and its existing relations with customers, suppliers, employees, and business associates, and USMX shall not (and shall cause each USMX Group Member not to) do any of the following:

     (a) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries;

     (b) amend its Certificate of Incorporation (or like charter documents) or By-laws;

     (c) subdivide, split, combine, consolidate, or reclassify any of its outstanding shares of capital stock;

     (d) declare, set aside or pay any dividend or make any other distribution payable in cash, shares, stock, securities or property with respect to any of its shares of capital stock;

     (e) repurchase, redeem, or otherwise acquire, directly or indirectly, any of its capital stock or any securities convertible into or exchangeable or exercisable into any of its capital stock;

     (f) enter into any material transaction not in the ordinary course of its business consistent with past practice;

     (g) issue, sell, pledge, dispose of, or encumber, or authorize or propose the issuance, sale, pledge, disposition, or encumbrance of, any of its capital stock, or any securities convertible into or exchangeable or exercisable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its shares of capital stock other than debentures or notes convertible into USMX Shares as contemplated in clause
(h) below or USMX Shares issuable pursuant to securities convertible into USMX Shares outstanding on the date hereof;

     (h) transfer, lease, license, sell, mortgage, pledge, encumber, or dispose of any property or assets or incur, guarantee, assume, or modify any indebtedness or other liability other than in the ordinary and usual course of business consistent with past practice, other than convertible debentures or notes issued by USMX or other indebtedness incurred by USMX in an aggregate principal amount of up to US$3 Million on terms and conditions acceptable to Dakota, acting reasonably;

     (i) authorize capital expenditures other than in the ordinary and usual course of business consistent with past practice;

     (j) make any material acquisition of, or investment in, assets, shares, capital stock or other securities of any other person or entity other than its wholly-owned Subsidiaries or in the ordinary and usual course of business consistent with past practice;

     (k) except as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable Law, establish, adopt, enter into, make, amend in any material respect, or make any material elections under any collective bargaining agreement or Employee Plan;

     (l) implement any change in its accounting principles, practices, or methods, other than as may be required by generally accepted accounting principles; and

     (m) authorize or enter into any agreement to take any of the actions referred to in this Section.

V.3 Representations and Warranties. USMX shall, and shall cause each USMX Group Member to, refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Article II from being true, complete, and accurate in all material respects on the Closing Date as if made on such date (except to the extent that such representations and warranties are, by their terms, made expressly as of the date of this Agreement).

V.4 Insurance. USMX shall use best efforts to continue to insure the USMX Group and all property, real and personal, owned or leased by any USMX Group Member substantially in accordance with the manner set forth in Exhibit 2.6, and to use, operate, maintain, and repair all property in accordance with prior practice.

V.5  No Breach.  USMX shall, and shall cause the USMX Group
Members to, refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a material breach of any Contract or this Agreement.

V.6 Financial Statements. USMX shall furnish to Dakota within 30 days after the end of each fiscal month ending after the date hereof an unaudited consolidated and consolidating balance sheet and income statement of the USMX Group for each such period.

V.7 Litigation. USMX shall promptly notify Dakota in writing of any action, written investigation, claim, action, suit, or proceeding which is commenced against, by or relating to any USMX
Group Member or this Agreement before any court or Governmental department, commission, board, bureau, agency, or instrumentality.

V.8 Closing Conditions. USMX shall use best efforts to cause all of the conditions to the obligations of Dakota and Merger Corp under this Agreement to be satisfied on or prior to the Closing Date (to the extent the satisfaction of such conditions is within the control of the USMX Group).

V.9  Contracts.  USMX shall use best efforts to cause the USMX
Group to consult with Dakota prior to entering into any Contract not in the ordinary course of business.

V.10 USMX Stockholders' Approval. The board of directors of USMX shall call a stockholders' meeting ("USMX Stockholders' Meeting") to be held at the earliest practicable date following delivery of the Joint Proxy Statement to the USMX stockholders for the purpose of voting on the adoption of this Agreement and the Transactions as required by the GCL and, to the extent applicable, the Nasdaq National Market System. USMX shall use its best efforts to obtain its stockholders' approval of the foregoing, including without limitation specifically recommending that its stockholders vote to approve the foregoing; provided, however, that in the event of a third-party offer (which USMX shall not encourage or solicit), and in all other instances, USMX shall be free, with respect to its recommendation, to exercise its fiduciary duties to its stockholders.

V.11 Rule 145 Affiliates. Prior to the Effective Time, USMX shall cause to be delivered to Dakota a list identifying all persons who might, at the time of the meeting of the USMX Stockholders' Meeting, be deemed to be Securities Act Affiliates of USMX. USMX shall use its reasonable efforts to cause each person who is identified as a possible Securities Act Affiliate to enter into prior to the Effective Time an agreement in the form attached hereto as Exhibit 5.11 pursuant to which each such Person acknowledges its responsibilities as such a Securities Act Affiliate.

V.12 No Shop.

     (a) From and after the date hereof until the Closing Date, USMX shall not, and shall use its best efforts to ensure that no other USMX Group Member or their respective directors do not, and shall not permit the respective officers, employees, representatives, and other Advisors of the USMX Group to, directly or indirectly, (1) solicit, initiate, or engage in discussions or negotiations with any person, encourage submission of any inquiries, proposals, or offers by, or take any other action intended or designed to facilitate the efforts of any person, other than Dakota, relating to the possible acquisition of, or business combination with, USMX or any of its Subsidiaries (whether by way of merger, consolidation, take-over bid, tender offer, purchase of shares, purchase of assets, or otherwise) or any material portion of its or their shares of capital stock or assets (with any such efforts by any such person, including a firm proposal to make such an acquisition or combination, herein referred to as a "Competing Transaction"), (2) provide non-public information with respect to USMX or any USMX Group Member, or afford any access to the properties, books, or records of the same, to any Person, other than Dakota, relating to a possible Competing Transaction by any person other than Dakota, (3) make or authorize any statement, recommendation, or solicitation in support of any possible Competing Transaction by any Person other than by Dakota, or (4) enter into an agreement with any person, other than Dakota, providing for a possible Competing Transaction. The USMX Group and their respective directors, officers, employees, representatives, and other Advisors shall immediately cease any and all activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Notwithstanding paragraph (a) above, prior to the approval of the Merger by the holders of USMX Shares, nothing contained in this Section shall prevent the Board of Directors of USMX (or its agents pursuant to its instructions) from
(1) engaging in discussions or negotiations with (but not soliciting or initiating such discussions or negotiations or encouraging inquiries from) a party concerning an unsolicited proposal for a Competing Transaction, (2) providing non-public information with respect to the USMX Group that has previously been provided to Dakota, or (3) making any statement or recommendation in support of any Competing Transaction, in each case if the USMX Board of Directors first determines in good faith, after consultation with and receiving written advice from its outside legal counsel (which advice need not constitute an opinion), that such action is required by reason of the fiduciary duties of the directors of USMX to the USMX stockholders under applicable Law; provided that in each such event USMX first notifies Dakota of such determination and provides Dakota with the fact that it is furnishing information to, or entering into discussions or negotiations with, a person or entity, and USMX keeps Dakota informed of the status of any such discussions or negotiations. If USMX or any USMX Group Member receives any unsolicited offer or proposal to enter negotiations relating to a Competing Transaction, USMX shall immediately notify Dakota thereof. USMX shall be responsible for any breach of this Section by any USMX Group Member or any of their respective directors, officers, employees, representatives, or other Advisors or Affiliates.

     (c) Dakota may, in its sole discretion, prior to the holding of USMX Stockholders' Meeting, amend the terms of this Agreement to increase the consideration payable to holders of USMX Shares pursuant thereto, by delivering such amended terms to USMX before the holding of such meeting, provided that such amendment shall not materially delay the consummation of the Merger.

     (d) Notwithstanding any other provisions hereof, USMX shall not (1) enter into a Competing Transaction until at least (A) ten Business Days following the first notification by USMX to Dakota that it has entered into discussions with a third party in respect of such Competing Transaction and (B) five Business Days following delivery of written notice by USMX to Dakota of the identity of the parties to and the terms and conditions of such Competing Transaction or (2) for a period of ten Business Days following termination of this Agreement pursuant to Section 11.2 hereof, grant or agree to grant to any third party, in connection with a Competing Transaction, an option to purchase treasury securities or assets of USMX or any USMX Group Member, pay or agree to pay to any such third party, termination, expense reimbursement, "topping" or similar fees in the event of non-consummation of such Competing Transaction or otherwise commit to any inducement to any such third party.

V.13 Cooperation. USMX shall, and shall use its best efforts to cause the USMX Group to, cooperate with Dakota in all reasonable respects in connection with the transaction described in Section
10.10 (including preparation and filing of preliminary and final prospectuses in Canada in connection therewith).


ARTICLE VI
              DAKOTA'S AND MERGER CORP'S COVENANTS

From and after the date hereof and until the Closing Date (except as hereinafter otherwise provided), unless USMX shall otherwise agree in writing:

VI.1 Access. Dakota and Merger Corp shall permit, and shall cause each Dakota Group Member to permit:

     (a) USMX and its Advisers to have reasonable access to all properties, books, accounts, records, Contracts, files, correspondence, tax records, and documents of or relating to the Dakota Group and to discuss such matters with the executive officers of the Dakota Group; Dakota shall make available to USMX and its Advisers a copy of each report filed with the SEC and all other information concerning its business and properties as USMX may reasonably request;

     (b) USMX, at its sole cost and expense, to conduct, or cause its agents to conduct, such reasonable reviews, inspections, surveys, tests, and investigations of the assets of the Dakota Group as USMX deems necessary or advisable;

     (c) USMX and its Advisers to consult with the accountants for the Dakota Group, and said accountants are hereby authorized to disclose all information in their possession to USMX and its Advisers with respect to the Dakota Group and the businesses thereof; and

     (d) USMX and its Advisers to discuss the proposed Merger with the employees of the Dakota Group; provided that representatives of Dakota and Merger Corp may be present during any such discussions (except that USMX shall be free to have discussions with those persons permitted pursuant to Section 6.1(c) without representatives of Dakota or Merger Corp being present), and provided that such discussions are coordinated with representatives of Dakota or Merger Corp as to the content of such proposed discussions to assure that such discussions do not interfere unreasonably with the business and operations of any Dakota Group Member or harm the relationship which any Dakota Group Member has with its employees;

provided, however, any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the businesses and operations of the Dakota
Group.

VI.2 Ordinary Course. Except as set forth in Exhibit 6.2, and except for any actions required to be performed by Dakota or Merger Corp or otherwise permitted pursuant to this Agreement, Dakota shall (and shall cause each Dakota Group Member to) conduct its business only in the ordinary and usual course in all material respects and use all reasonable efforts to preserve its business organizations intact and its existing relations with customers, suppliers, employees, and business associates, and Dakota shall not (and shall cause each Dakota Group Member not to) do any of the following:

     (a) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its Subsidiaries;

     (b) amend its Certificate of Incorporation (or like charter documents) or By-laws;

     (c) subdivide, split, combine, consolidate, or reclassify any of its outstanding shares of capital stock;

     (d) declare, set aside or pay any dividend or make any other distribution payable in cash, shares, stock, securities or property with respect to any of its shares of capital stock;

     (e) repurchase, redeem, or otherwise acquire, directly or indirectly, any of its capital stock or any securities convertible into or exchangeable or exercisable into any of its capital stock;

     (f) enter into any material transaction not in the ordinary course of its business consistent with past practice;

     (g) issue, sell, pledge, dispose of, or encumber, or authorize or propose the issuance, sale, pledge, disposition, or encumbrance of, any of its capital stock, or any securities convertible into or exchangeable or exercisable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its shares of capital stock other than Dakota Shares or securities directly or indirectly convertible into or exchangeable or exercisable for Dakota Shares in connection with the offering referenced in Section 9.7;

     (h) transfer, lease, license, sell, mortgage, pledge, encumber, or dispose of any property or assets or incur, guarantee, assume, or modify any indebtedness or other liability other than in the ordinary and usual course of business consistent with past practice, other than convertible debentures or notes issued by Dakota in connection with the offering referenced in Section 9.7;

     (i) authorize capital expenditures other than in the ordinary and usual course of business consistent with past practice;

     (j) make any material acquisition of, or investment in, assets, shares, capital stock or other securities of any other person or entity other than its wholly-owned Subsidiaries or in the ordinary and usual course of business consistent with past practice;

     (k) except as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable Law, establish, adopt, enter into, make, amend in any material respect, or make any material elections under any collective bargaining agreement or Employee Plan;

     (l) implement any change in its accounting principles, practices, or methods, other than as may be required by generally accepted accounting principles; and

     (m) authorize or enter into any agreement to take any of the actions referred to in this Section.

VI.3 Representations and Warranties. Dakota shall, and shall cause each Dakota Group Member to, refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Article III from being true, complete, and accurate in all material respects on the Closing Date as if made on such date (except to the extent that such representations and warranties are, by their terms, made expressly as of the date of this Agreement).

VI.4 No Breach. Dakota shall, and shall cause the Dakota Group
Members to, refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a material breach of any Contract or this Agreement.

VI.5 Financial Statements. Dakota shall furnish to USMX within 30 days after the end of each fiscal month ending after the date hereof an unaudited consolidated and consolidating balance sheet and income statement of the Dakota Group for each such period.

VI.6 Litigation. Dakota shall promptly notify USMX in writing of any action, written investigation, claim, action, suit, or proceeding which is commenced against, by or relating to any Dakota Group Member or this Agreement before any court or Governmental department, commission, board, bureau, agency, or instrumentality.

VI.7 Closing Conditions. Dakota and Merger Corp shall use best efforts to cause all of the conditions to the obligations of USMX under this Agreement to be satisfied on or prior to the Closing Date (to the extent the satisfaction of such conditions is within the control of the Dakota Group).

VI.8 Contracts. Dakota shall use best efforts to cause the Dakota
Group to consult with USMX prior to entering into any Contract not in the ordinary course of business.

VI.9 Dakota Shareholders' Approval. The board of directors of Dakota shall call a shareholders' meeting ("Dakota Shareholders' Meeting") to be held at the earliest practicable date following delivery of the Joint Proxy Statement to the Dakota shareholders for the purpose of voting on the adoption of this Agreement and the Transactions as required by The Toronto Stock Exchange. Dakota shall use its best efforts to obtain its shareholders' approval of the foregoing, including without limitation specifically recommending that its shareholders vote to approve the foregoing; provided, however, that in the event of a third-party offer (which Dakota shall not encourage or solicit), Dakota shall be free, with respect to its recommendation, to exercise its fiduciary duties to its shareholders.

VI.10 Stock Listing. Dakota shall cause the Dakota Shares to be issued in connection with the Merger to be listed on The
Toronto Stock Exchange and the American Stock Exchange.

VI.11 Line of Credit. Dakota shall provide a line of credit to USMX on the terms and subject to the conditions set forth in
Exhibit 6.11 on or prior to February 21, 1997, provided, however, Dakota shall not be required to provide such line of credit unless (a) the definitive agreements between USMX and Pegasus Gold Corp., in form and substance acceptable to Dakota, with respect to the disposition described in Section 8.8 have been executed and delivered and (b) with respect to the offering described in Section 9.7, Canaccord Capital Corporation has consented to the release of US$5 million from escrow to Dakota. If Dakota has not provided such line of credit to USMX on or prior to February 21, 1997, USMX may terminate this Agreement upon written notice to Dakota; provided, however, USMX may not terminate this Agreement pursuant to the foregoing if Dakota, USMX, and NM Rothschild & Sons Limited are in agreement (which may include oral agreement to the reasonable satisfaction of
USMX) on all material terms and conditions of such line of credit at February 21, 1997, and each such party thereafter is using and continues to use reasonable efforts to document such agreement in an extremely expeditious manner with no material change to the material terms and conditions of such line of credit; and provided further that USMX may not terminate this Agreement pursuant to the foregoing once the line of credit has been consummated.

VI.12 Employee Benefit Plans. Each of the Parties agrees to use its reasonable efforts to coordinate the conversion or merger of any employee benefit plans of USMX into Dakota plans, to the extent that such plans may exist, to provide any and all employees of the USMX Group who become employees of the Dakota Group with the same employee benefits uniformly offered to employees of such Dakota Group Member. Dakota shall use its best efforts to ensure that any and all employees of the USMX Group who become employees of the Dakota Group are not subject to any pre-existing condition requirement under Dakota's medical insurance plan.

VI.13     Indemnification; Directors' and Officers' Insurance.

     (a) In the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding, or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, a director or officer of any USMX Group Member (for purposes of this Section the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (1) the fact that he is or was a director or officer of any USMX Group Member or any of their respective predecessors or is or was serving at the request of any such party as a director, officer, employee, fiduciary, or agent of another corporation, partnership, trust or other enterprise, or (2) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the appropriate Dakota Group Member will after the Effective Time cooperate and use its best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the appropriate Dakota Group Member shall indemnify and hold harmless (as and to the full extent permitted by applicable Law and to the full extent USMX would have been required to indemnify such Indemnified Party had such claim, action, suit, proceeding, or investigation been finally determined prior to the Effective
Time) each such Indemnified Party against any Liability or Penalty in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and shall advance reasonable litigation expenses incurred by Indemnified Parties, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Dakota; provided, however, (A) the indemnifying entity shall have the right to assume the defense thereof and upon such assumption the appropriate Dakota Group Member shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the indemnifying entity elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the indemnifying entity and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Dakota, and the indemnifying entity shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) the indemnifying entity shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (C) the indemnifying entity shall not be liable for any settlement effected without its prior written consent, and (D) the indemnifying entity shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim Indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Dakota thereof, provided that the failure to so notify shall not affect the obligations of the indemnifying entity under this Section except to the extent such failure to notify materially prejudices such indemnifying entity. The obligations under this Section shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

     (b) Dakota shall use commercially reasonable efforts to cause the persons serving as officers and directors of USMX immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy currently maintained by the Dakota Group with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall Dakota or any Dakota Group Member be required to obtain any new or additional directors' and officers' liability insurance policies to accomplish the foregoing.

     (c)  In the event Dakota or any of its successors or assigns
(1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section, Dakota shall use commercially reasonable efforts to make proper provision so that the successors and assigns of Dakota assume the obligations set forth in this Section.

     (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified
Party and his or her heirs and representatives.

VI.14     Assumption of Existing Agreements Relating to
Employment.

     (a) Following the Effective Time, the Surviving Corporation shall honor in accordance with their terms all employment, severance, stock option, and other compensation agreements and arrangements existing prior to the execution of this Agreement, which are between any USMX Group Member and any director, officer, or employee thereof and which have been disclosed to Dakota, and to assume all duties, liabilities, and obligations under such agreements as in effect at the date of this Agreement.

     (b) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, the directors, officers, or employees who are parties to the agreements and arrangements referred to in such section.

VI.15 USMX Stock Options. At or prior to the Effective Time, Dakota shall take all corporate action necessary to authorize and reserve for issuance a sufficient number of Dakota Shares for delivery upon exercise of options to purchase USMX Shares assumed by it in accordance with Section 1.7. As soon as practicable after the Effective Time, Dakota shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the Dakota Shares subject to such options and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.


ARTICLE VII
                 OTHER COVENANTS OF THE PARTIES

VII.1 Consents and Notices. Promptly after the date hereof and, if necessary, for a reasonable time after the Closing Date:

     (a) The Parties shall use their best efforts, and the Parties shall cooperate with each other, to obtain all consents, waivers, approvals, and authorizations which may be necessary to effect the Transactions, including without limitation obtaining those consents, waivers, approvals, and authorizations described in Exhibits 2.2 and 3.2; provided, however, the foregoing shall not impose upon any of the Parties any obligation to effect any payment or to incur any further or additional Liability to any third party in order to obtain any such consent, waiver, approval, or authorization.

     (b) The Parties and their Affiliates shall give all notices to third parties and make all Governmental filings required to be given or made by the Parties and their Affiliates in contempla tion of, and as a result of, the Transactions, including without limitation those notices described in Exhibits 2.2 and 3.2.

VII.2     Joint Proxy/Registration Statement.

     (a) The Parties shall jointly prepare and file with the SEC as soon as reasonably practicable after the date hereof (1) a Registration Statement on Form S-4 to be filed under the Securities Act by Dakota in connection with the Merger for purposes of registering Dakota Shares to be issued in the Merger (the "Registration Statement") and (2) a joint proxy statement and management information circular to be filed under the Exchange Act by Dakota and USMX to be distributed by Dakota and USMX, respectively, in connection with the Dakota Shareholders' Meeting and USMX Stockholders' Meeting (the "Joint Proxy Statement" and, together with the Registration Statement, the "Joint Proxy/Registration Statement"). USMX shall cooperate with Dakota and both USMX and Dakota shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Dakota and USMX shall use all reasonable efforts to take any action required to cause Dakota Shares issuable pursuant to the Merger to be registered or to obtain an exemption from registration under applicable provincial, state, or foreign "blue sky" or securities laws. Dakota and Merger Corp will furnish to USMX and USMX shall furnish to Dakota and Merger Corp all information concerning itself as each Party or its Advisors may reasonably request and which is required or customary for inclusion in the Joint Proxy/Registration Statement.

     (b) Dakota and Merger Corp covenant to USMX that the Joint Proxy/ Registration Statement (1) will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act relating to the Dakota Shareholders' Meeting and the issuance of the Dakota Shares and (2) will not
(A) at the respective times such documents are filed with the SEC, (B) in the case of the Joint Proxy Statement and any amendments thereof or supplements thereto, at the time of the Dakota Shareholders' Meeting and USMX Stockholders' Meeting, and
(C) in the case of the Registration Statement and any amendment thereof or any supplement thereto, at all times after it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of such Joint Proxy/Registration Statement or any amendment thereof or any supplement thereto or any earlier communication to shareholders of Dakota or stockholders of USMX with respect to the Transactions; provided, however, that no representation, covenant, or agreement is made by Dakota or Merger Corp with respect to information supplied by USMX for inclusion in the Joint Proxy/ Registration Statement.

     (c) Dakota covenants to USMX, and USMX covenants to Dakota and Merger Corp, that all filings required by Law to be made by Dakota or USMX, as applicable, in the various jurisdictions in Canada shall be made in connection with the Joint
Proxy/Registration Statement.

     (d) USMX covenants to Dakota and Merger Corp that the Joint Proxy Statement and Registration Statement (1) will comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act relating to the USMX Stockholders' Meeting and the issuance of the Dakota Shares and
(2) will not (A) at the respective times such documents are filed with the SEC, (B) in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the Dakota Shareholders' Meeting and USMX Stockholders' Meeting, and
(C) in the case of the Registration Statement and any amendment thereof or any supplement thereto, at all times after it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier filing with the SEC of such Joint Proxy/Registration Statement or any amendment thereof or any supplement thereto or any earlier communication to shareholders of Dakota or stockholders of USMX with respect to the Transactions; provided, however, that no representation, covenant, or agreement is made by USMX with respect to information supplied by any Person other than USMX or its Affiliate and Advisors for inclusion in the Joint Proxy Statement and Registration Statement.

     (e) USMX shall cause to be delivered to Dakota a letter of KPMG Peat Marwick LLP or other nationally recognized certified public accounting firm, dated the date of the Joint Proxy/Registration Statement, and addressed to Dakota and Merger Corp, in form and substance satisfactory to Dakota (with such changes to which Dakota shall consent, it being understood that such consent shall not be unreasonably withheld) relating to the independence of such certified public accountants with respect to the USMX Group, compliance with the form requirements of the financial statements of USMX, and as to the procedures of the financial statements of the USMX Group.

     (f) Dakota shall cause to be delivered to USMX a letter of KPMG or other nationally recognized certified public accounting firm, dated the date of the Joint Proxy/Registration Statement, and addressed to USMX, in form and substance satisfactory to USMX (with such changes to which USMX shall consent, it being understood that such consent shall not be unreasonably withheld) relating to the independence of such certified public accountants with respect to the Dakota Group, compliance with the form requirements of the financial statements of the Dakota Group, and as to the procedures of the financial statements of the Dakota Group.

     (g) It shall be a condition to the mailing of the Joint Proxy Statement to the shareholders of Dakota and the stockholders of USMX that Dakota and USMX shall independently have received opinions of Canaccord Capital Corporation and Newcrest Capital Corp., respectively, dated the mailing date of the Joint Proxy Statement, to the effect that, as of the date thereof, the conversion ratio set forth in Section 1.5 is fair from a financial point of view to the shareholders of Dakota and the stockholders of USMX, respectively.

VII.3 Support Agreements. The Parties shall use their best efforts to procure from Pegasus Gold Inc. a Support Agreement substantially in the form of Exhibit 7.3.

VII.4 Confidentiality. Prior to the Effective Time and for one year from any termination of this Agreement, each of the parties hereto will hold, and will use commercially reasonable efforts to cause its respective officers, directors, employees, and Advisors to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the other Party furnished to such Party by such other Party in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such Party, (b) in the public domain through no fault of such Party, or (c) later acquired by such Party from sources other than such other Party so long as, to the knowledge of such Party, such sources are not subject to a contractual or fiduciary duty of confidentiality with respect to such information; provided that such Party may disclose such information to its officers, directors, employees, and Advisors in connection with the Transactions so long as such persons are informed by such Party of the confidential nature of such information and are directed by such Party to treat such information confidentially. The obligations of the parties hereto to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information a it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of the parties hereto will, and will use its best efforts to cause its officers, directors, employees, and Advisors to, destroy or deliver to the other Party all documents and other materials, and all copies thereof, obtained by such Party from such other Party in connection with the Transactions that are subject to such confidence.

VII.5 Press Releases. Before issuing any press release or otherwise making any public statements with respect to the Transactions, Dakota and Merger Corp, on the one hand, and USMX, on the other hand, shall consult with each other and shall undertake reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any stock exchange or national securities exchange.


ARTICLE VIII
      CONDITIONS TO OBLIGATIONS OF DAKOTA AND MERGER CORP

The obligations of Dakota and Merger Corp to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which may be waived by Dakota and Merger Corp:

VIII.1 Representations and Warranties. The representations and warranties of USMX set forth in Article II shall be true and correct in all material respects as of the date hereof and on the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties are, by their terms, made expressly as of the date of this Agreement.

VIII.2 Compliance with Covenants. USMX shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by USMX prior to or on the Closing Date. Without limiting the generality of the foregoing, it shall be a further condition to the obligations of Dakota and Merger Corp that the USMX Group shall have taken, and shall not have failed to have taken, such actions in all material respects as USMX shall have covenanted in Articles V and VII to use best efforts to cause the USMX Group to take or to refrain from taking.

VIII.3 Opinion of Counsel. Dakota and Merger Corp shall have received the opinion of Bearman Talesnick & Clowdus dated the Closing Date in form and substance reasonably acceptable to the Parties.

VIII.4 No Material Adverse Change. There shall not have occurred any Material Adverse Change since December 31, 1996 in the results of operations or financial condition of the USMX Group (taken as a whole) from that reflected in the Interim USMX Financial Statements.

VIII.5 Other Matters. USMX shall have furnished, or caused to be furnished, to Dakota and Merger Corp, in form and substance reasonably satisfactory to Dakota and Merger Corp, such certificates and other evidence as Dakota and Merger Corp may have reasonably requested as to the satisfaction of the conditions contained in this Article and as to such other matters as Dakota and Merger Corp may reasonably request.

VIII.6 Consents. The consents, waivers, approvals, and authorizations expressly designated in Exhibits 2.2 and 3.2 as required to be obtained as a condition to closing shall have been obtained.

VIII.7 Accountant's Bring-Down Letter. Dakota and Merger Corporation shall have received a letter from the certified public accountants referred to in Section 7.2(e), dated the Closing Date, confirming and updating the information contained in their letter delivered pursuant to Section 7.2(e) to a date not more than five Business Days prior to the Closing Date.

VIII.8 Montana Tunnel. USMX and Pegasus Gold Inc. shall have entered into an agreement in form and substance satisfactory to Dakota with respect to the disposition of USMX's royalty interest in the Montana Tunnels properties.


ARTICLE IX
               CONDITIONS TO OBLIGATIONS OF USMX

The obligations of USMX to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which may be waived by USMX:

IX.1 Representations and Warranties. The representations and warranties of Dakota and Merger Corp set forth in Article III shall be true and correct in all material respects as of the date hereof and on the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties are, by their terms, made expressly as of the date of this Agreement.

IX.2 Compliance with Covenants. Dakota and Merger Corp shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Dakota or Merger Corp prior to or on the Closing Date. Without limiting the generality of the foregoing, it shall be a further condition to the obligations of USMX that the Dakota Group shall have taken, and shall not have failed to have taken, such actions in all material respects as Dakota or Merger Corp shall have covenanted in Articles VI and VII to use best efforts to cause the Dakota Group to take or to refrain from taking.

IX.3 Opinions of Counsel. USMX shall have received the opinions of Parcel, Mauro, Hultin & Spaanstra, P.C. and McCarthy Tetrault dated the Closing Date in form and substance reasonably acceptable to the Parties.

IX.4 No Material Adverse Change. There shall not have occurred any Material Adverse Change since December 31, 1996 in the results of operations or financial condition of the Dakota Group (taken as a whole) from that reflected in the Interim Dakota Financial Statements.

IX.5 Other Matters. Dakota and Merger Corp shall have furnished, or caused to be furnished, to USMX, in form and substance reasonably satisfactory to USMX, such certificates and other evidence as USMX may have reasonably requested as to the satisfaction of the conditions contained in this Article and as to such other matters as USMX may reasonably request.

IX.6 Consents. The consents, waivers, approvals, and authorizations expressly designated in Exhibits 2.2 and 3.2 as required to be obtained as a condition to closing shall have been obtained.

IX.7 Accountant's Bring-Down Letter. USMX shall have received a letter from the certified public accountants referred to in
Section 7.2(f), dated the Closing Date, confirming and updating the information contained in their letter delivered pursuant to
Section 7.2(f) to a date not more than five Business Days prior to the Closing Date.


ARTICLE X
            CONDITIONS TO OBLIGATIONS OF THE PARTIES

The obligations of the Parties to consummate the Transactions are subject to the satisfaction of the following conditions on or prior to the Closing Date, each of which may be waived upon the mutual consent of all of the Parties:

X.1 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending involving any Government or other Person or before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the Transactions or to recover any damages or obtain any other relief as a result of the Transactions.

X.2 No Termination. This Agreement shall not have been terminated pursuant to Section 11.2.

X.3 No Injunctions. No temporary restraining order, preliminary injunction, or permanent injunction or other order preventing the consummation of the Transactions shall have been issued by any federal, state, or provincial court (whether domestic of foreign) and remain in effect. The Parties agree to use its best efforts to have any such injunction or order lifted.

X.4 Support Agreement. Pegasus Gold Inc. shall have entered into the Support Agreement described in Section 7.3 in form and substance satisfactory to Dakota and USMX.

X.5 Stock Exchange Approvals. To the extent necessary, this Agreement and the Transactions shall comply with the requirements of the American Stock Exchange, The Toronto Stock Exchange, the Berlin Stock Exchange, and the Nasdaq National Market System.

X.6 Shareholder Approval. This Agreement and the Transactions shall have been adopted and/or approved by (a) the stockholders of USMX in accordance with the GCL and USMX's Certificate of Incorporation and By-Laws and (b) the shareholders of Dakota in accordance with The Toronto Stock Exchange and the Articles of Incorporation and Bylaws of Dakota.

X.7 SEC Filings. Prior to the first date upon which the Joint Proxy Statement is mailed to the USMX stockholders and Dakota shareholders, the SEC shall have declared the Registration Statement effective, and any required approvals of state securities administrators shall have been obtained and appropriate filings made. On the Closing Date, no stop order or similar restraining order that has been entered by the SEC or any state securities administrator shall still be in effect.

X.8 Tax Letter. Dakota, Merger Corp, and USMX shall have received an opinion from Coopers & Lybrand L.L.P. dated the Closing Date, based on the appropriate representations of Dakota, Merger Corp, and USMX, to the effect that no gain or loss should be recognized by Dakota, Merger Corp, or USMX as a result of the Merger or, provided that a gain recognition agreement is entered into with the Internal Revenue Service where appropriate, by the U.S. holders of USMX Shares as a result their receipt of Dakota Shares in exchange for their USMX Shares as contemplated herein, and otherwise in form and substance reasonably acceptable to the Parties.

X.9  Rothschild Loan.  The written consent of N M Rothschild &
Sons Limited shall have been obtained in a form acceptable to the Parties.

X.10 Canadian Offering. The aggregate proceeds from the offering by Dakota described in the letter agreement dated December 23, 1996 between Dakota and Canaccord Capital Corporation of not less than Cdn.$25 Million shall have been released from escrow to Dakota or shall be held in escrow subject only to consummation of the Merger.

X.11 Up-Dating of Exhibits; Election Not to Close.

     (a) At least three Business Days prior to the Closing Date, USMX may deliver to Dakota and Merger Corp, and Dakota and Merger Corp may deliver to USMX, new or additional Exhibits modifying, qualifying, or supplementing the representations and warranties contained in Articles II and III, respectively. Except as provided in the next sentence, such new or additional Exhibits shall be deemed to have modified the representations and warranties made by USMX and Dakota or Merger Corp, as applicable, on the date of this Agreement (and as of the Closing Date) and to have superseded any similarly numbered or named Exhibit hereto delivered on the date hereof. The foregoing shall not affect the conditions to the obligations or the covenants of USMX, Dakota, or Merger Corp contained in Articles V through X, as applicable, as such conditions relate to such representations and warranties prior to giving effect to the delivery of such new or additional Exhibits (except, in the case of any representation and warranty qualified by a reference to "Material Adverse Effect," to the extent that the additional information furnished pursuant to the new or additional Exhibits would not in the aggregate have or result in a Material Adverse Effect), such that if such condition is not satisfied as a result of the disclosures in such new or additional Exhibits, USMX or Dakota and Merger Corp, as applicable, may terminate this Agreement in accordance with
Section 11.2.

     (b) In the event that any of the conditions to the obligations of Dakota and Merger Corp set forth in Article VIII or this Article, or USMX set forth in Article IX or this Article, shall not have been satisfied, USMX or Dakota and Merger Corp, as the case may be, shall advise the other, prior to the Closing Date, that such conditions are not satisfied, and shall advise the other, prior to the Closing Date, of the basis on which such Person believes such condition has not been satisfied.

     (c) Without limiting the generality of the foregoing, Dakota and Merger Corp and USMX shall not be entitled to assert any claim against USMX or Dakota and Merger Corp, respectively, based on any breach of the representations and warranties contained in Articles II and III, respectively, based upon the disclosures made in such new or additional Exhibits pursuant to
Section 10.11(a) or if the non-breaching Party or its Affiliates shall, prior to the Closing, have had knowledge of such breach.


ARTICLE XI
                    CLOSING AND TERMINATION

XI.1 Closing. The Closing shall take place at the offices of Parcel, Mauro, Hultin & Spaanstra, P.C., Suite 3600, 1801 California Street, Denver, Colorado 80202, at 9:00 o'clock a.m. (Denver, Colorado time) (or at such other place and time as the Parties may otherwise agree), on the Closing Date.

XI.2 Termination of this Agreement.

     (a) In the event that the Closing shall not have occurred on or before the Termination Date, then Dakota and Merger Corp or USMX shall have the right (provided in each case that such person or persons is not in material breach of its obligations under this Agreement), exercisable at any time after such date by notice in writing, to terminate this Agreement and its obligations hereunder.

     (b) In the event that, prior to the Termination Date, any Party (the "Breaching Party") is in material breach of its or their obligations under this Agreement (and such breach cannot reasonably be expected to be cured by the Breaching Party prior to the Termination Date, or the Breaching Party is not taking reasonable efforts to cure such breach, and, in either event, such breach is not waived), then, so long as any other Party (the "Non-Breaching Party") entitled to the benefit of such obligations is not in default of its or their obligations under this Agreement, the Non-Breaching Party shall have the right to terminate this Agreement (unless such breach is or has been cured prior to the giving of such notice of termination).

     (c) No termination of this Agreement, whether pursuant to this Section or otherwise, shall terminate or impair any claim by Dakota and Merger Corp against USMX, or by USMX against Dakota and Merger Corp, based upon any breach by the other of its obligations under this Agreement if such breach serves as the principal reason for the failure of the conditions contained in
Article VIII, IX, or X to have been satisfied; subject to Sections 10.11(c) and 11.3.

XI.3 Liquidated Damages. If this Agreement is terminated consistent with Section 11.2 for the following reasons:

     (a) by Dakota, if the Board of Directors of USMX shall have made any recommendation to the USMX stockholders against the Merger or in support of a Competing Transaction, or if USMX shall have entered into a Competing Transaction; or

     (b) by USMX, if the Board of Directors of USMX determines in good faith, after consultation with and receiving written advice from its outside legal counsel (which advice need not be an opinion), that it is required, by reason of the fiduciary duties of the directors of USMX to the USMX stockholders under applicable Law, to recommend to the USMX stockholders that they vote against the Merger and approve instead a Competing Transaction that the USMX Board of Directors, has determined in good faith, after consultation with its outside financial advisors, is financially more favorable to the USMX stockholders than the Merger (including any adjustment to the terms and conditions of the Merger proposed by Dakota in response to such Competing Transaction, if any), is the subject of a firm written offer from a third party that is capable of consummating such Competing Transaction and is likely to be successful, taking into account any adjustments proposed by Dakota and the conditions and valid and binding character of such offer, then USMX may pay to Dakota (by wire transfer of immediately available funds) a fee (the "Termination Fee") of US$500,000 within thirty days after the delivery of the notice of termination in exchange for cancellation of the option, dated February 5, 1997, granted to Dakota to purchase 810,000 USMX Shares; provided that USMX shall not be permitted to make such payment if at any time prior to the making of such payment, Dakota shall have exercised such option and USMX shall have issued to Dakota the USMX Shares issuable upon such exercise.

The obligations of USMX to pay the Termination Fee are in lieu of any damages or any other payment which USMX might otherwise be obligated to pay to Dakota as a result of any termination for which payment is due hereunder. USMX agrees that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring USMX to pay the Termination Fee as set forth herein, it is in the intent of the parties to provide, as of the date hereof, for a liquidated amount of damages to be paid by USMX to Dakota. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.


ARTICLE XII
                        INDEMNIFICATION

XII.1     Indemnification by USMX.

     (a) USMX shall indemnify the Dakota Group against, and hold the Dakota Group harmless from, at all times after the date hereof, any and all Indemnifiable Claims incurred, suffered, sustained, or required to be paid by the Dakota Group resulting from, arising out of, based upon, or in respect of the following:

          (1) any breach of any of the representations or warranties made by USMX in Article II; provided that to the extent exceptions or qualifications to such representations and warranties are disclosed to Dakota and Merger Corp in or on the Exhibits hereto prior to the Closing Date (including as disclosed pursuant to Section 10.11(a)), such representations and warranties shall not be deemed to have been breached for purposes of these indemnification provisions; and

          (2) any breach of the covenants made by USMX in or pursuant to this Agreement, including Articles V and VII.

     (b) The Dakota Group shall not be entitled to assert any claim for indemnification in respect of a breach of any representation and warranty under Section 12.1(a)(1):

          (1) until such time as all Indemnifiable Claims of the Dakota Group under Section 12.1(a)(1) exceed US$100,000 (the "Basket") in the aggregate, at which time all Indemnifiable Claims of the Dakota Group under Sections 12.1(a)(1) may be asserted;

          (2) if the matter which is the basis of such claim for indemnification under Section 12.1(a)(1) is subject to a reserve established on the books of the USMX Group as of the Closing Date, except to the extent that any Indemnifiable Claims based on such matters exceed such reserves;

          (3) in any case, in an aggregate amount in excess of US$3,500,000.

Except as otherwise set forth herein, claims for indemnification in respect of breaches of covenants by USMX may be made at any time and from time to time after the date hereof and shall not be subject to the limitations contained in the preceding sentence.

XII.2     Indemnification by Dakota and Merger Corp.

     (a) Dakota and Merger Corp shall indemnify the USMX Group against, and hold the USMX Group harmless from, at all times after the date hereof, any and all Indemnifiable Claims incurred, suffered, sustained, or required to be paid by the USMX Group resulting from, arising out of, based upon, or in respect of the following:

          (1) any breach of any of the representations or warranties made by Dakota or Merger Corp in Article III; provided that to the extent exceptions or qualifications to such representations and warranties are disclosed to USMX in or on the Exhibits hereto prior to the Closing Date (including as disclosed pursuant to Section 10.11(a)), such representations and warranties shall not be deemed to have been breached for purposes of these indemnification provisions;

          (2) any breach of the covenants made by Dakota or Merger Corp in or pursuant to this Agreement, including
Articles VI and VII.

     (b) The USMX Group shall not be entitled to assert any claim for indemnification in respect of a breach of any representation and warranty under Section 12.2(a)(1):

          (1) until such time as all Indemnifiable Claims of the Dakota Group under Section 12.2(a)(1) exceed the Basket in the aggregate, at which time all Indemnifiable Claims of the USMX
Group under Sections 12.2(a)(1) may be asserted;

          (2) if the matter which is the basis of such claim for indemnification under Section 12.2(a)(1) is subject to a reserve established on the books of the Dakota Group as of the Closing Date, except to the extent that any Indemnifiable Claims based on such matters exceed such reserves;

          (3) in any case, in an aggregate amount in excess of US$3,500,000.

Except as otherwise set forth herein, claims for indemnification in respect of breaches of covenants by Dakota or Merger Corp may be made at any time and from time to time after the date hereof and shall not be subject to the limitations contained in the preceding sentence.

XII.3     Assertion of Claims; Etc.

     (a) If a party entitled to be indemnified pursuant to this Agreement (an "Indemnitee") receives notice of the assertion by a third party of any claim or of the commencement by any such person of any action or proceeding (a "Third-Party Claim") with respect to which another Party (an "Indemnifying Party") is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party prompt notice thereof after becoming aware of such Third-Party Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Indemnifiable Claim that has been or may be sustained by the Indemnitee. The receipt of such notice shall be a condition precedent to any Liability of the Indemnifying Party for any Third-Party Claim under the provisions for indemnification contained in this Agreement; provided, however, that the rights of the Indemnitee to be indemnified or compensated hereunder in respect of any Third-Party Claim shall only be affected by its failure to give prompt notice to the Indemnifying Party of such Third-Party Claim if and to the extent that such failure prejudices that Indemnifying Party in the defense of such Third-Party Claim.

     (b) If the Indemnifying Party elects to compromise or defend such Third-Party Claim, it shall within thirty days notify the Indemnitee of its intent to do so, it shall consult with the Indemnitee and keep the Indemnitee fully informed as to matters concerning such Third-Party Claim during the course of such compromise or defense and the Indemnitee shall cooperate, at the expense (out-of-pocket expenses only) of the Indemnifying Party, in the compromise of, or defense against, such Third-Party Claim.

     (c) If the Indemnifying Party elects not to compromise or defend against the Third-Party Claim, or fails to notify the Indemnitee of its election as herein provided or fails to diligently defend any such Third-Party Claim, the Indemnitee may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third-Party Claim. The Indemnifying Party shall give the Indemnitee thirty days notice of its intent to cease defending the Indemnitee with respect to such Third-Party Claim and the Indemnitee shall be fully indemnified hereunder for any additional damages suffered by the Indemnitee if the cessation of such defense prejudices the Indemnitee in the continuing defense or compromise of such Third-Party Claim; provided, that upon assuming such responsibility the Indemnitee shall use its best efforts to diligently defend or attempt to compromise such Third-Party Claim.

     (d) Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld.

     (e) The Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third-
Party Claim.

     (f) Any Indemnifiable Claim which does not result from a Third-Party Claim shall be asserted by written notice given by the party claiming indemnity to the party from which indemnity is claimed.

     (g) To the extent an Indemnifiable Claim may be covered by insurance carriers under applicable insurance policies covering such Indemnifiable Claim, the Indemnitee shall use its best efforts to seek recovery in good faith for such Indemnifiable Claim from such insurers. Notwithstanding the foregoing, the Indemnitee shall not be obligated to exhaust its remedies against such insurance carriers in the event such carriers fail to accept responsibility for such Indemnifiable Claim and the Indemnitee shall be able to fully assert its rights of indemnification against the Indemnifying Party hereunder; provided, that in such event the Indemnitee shall assign its right of recovery with respect to such Indemnifiable Claim against such insurance carrier to the Indemnifying Party. Any Indemnifiable Claim hereunder shall be reduced by the amounts actually recovered by the Indemnitee from its insurance carriers and any amounts recovered by the Indemnitee subsequent to the payment by the Indemnitor with respect to the same claim shall be remitted to the Indemnitor; provided that such remittance shall not exceed the amount of such indemnification payment by the Indemnitor.

XII.4     Survival of Representations, Warranties and Covenants.

     (a) No claim for indemnification under the representations and warranties contained in Article II and Article III shall be made following April 30, 1998.

     (b) The expiration of any representation and warranty shall not affect any claim timely and validly made prior to the date of such expiration.

     (c) Except as otherwise expressly set forth herein, all covenants and agreements of USMX, Dakota, and Merger Corp contained in this Agreement shall survive the Closing hereunder, without limitation. However, any claim by USMX, Dakota, or Merger Corp against the other based on a breach of any covenant of the other required to be performed on or prior to the Closing Date ("Pre-Closing Covenants") shall not survive the Closing and shall be deemed to have been waived by the Party for whose benefit such covenant exists; unless the Party who has made such Pre-Closing Covenant has taken actions to intentionally conceal the existence of such breach from the Party for whose benefit such Pre-Closing Covenant exists, but provided that the Party for whose benefit such Pre-Closing Covenant exists has suffered a damage or loss that would otherwise constitute an Indemnifiable Claim.

XII.5 Insurance. The benefits of any property, casualty, and other business insurance which is available to cover any damage or loss that might be the basis for any Indemnifiable Claim shall be made available to cover any such damage or loss. The Parties shall prosecute any claim for insurance and apply the proceeds thereof as aforesaid. No covenant or agreement by any Party to indemnify any other Party shall release, or be deemed to release, any insurer or indemnitor of any damage or loss which might be the basis for any Indemnifiable Claim.

XII.6 Other Claims. Dakota and Merger Corp shall not be entitled to assert against USMX, and USMX shall not be entitled to assert against Dakota and Merger Corp, any claim for damages, indemnification, or otherwise relating to the Transactions (including without limitation any Liability arising from or in connection with this Agreement) except pursuant to this Agreement and subject to the provisions and limitations of this Article.


ARTICLE XIII
                         MISCELLANEOUS

XIII.1 Further Actions. From time to time, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may reasonably request in order to:

     (a)  carry out the intent and purposes of this Agreement;

     (b)  effect the Merger (or to evidence the foregoing); and

     (c) consummate and give effect to the other transactions, covenants, and agreements contemplated by this Agreement.

XIII.2 Indemnification Regarding Brokers. The Parties shall indemnify the other Parties against, and hold the other parties harmless from, at all times after the date hereof, any and all Liabilities and expenses (including without limitation legal and professional fees) resulting from, related to or arising out of any final judgment obtained by any person claiming brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of any Party in connection with this Agreement or the Transactions.

XIII.3 Expenses. Except as otherwise specifically provided herein, USMX, Dakota and Merger Corp shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution, and the delivery of this Agreement and the consummation of the Transactions.

XIII.4 Entire Agreement. This Agreement, which includes the Exhibits hereto and the other documents, agreements, and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement among the Parties with respect to the Transactions and, except as expressly provided herein, supersedes all prior arrangements or understandings with respect thereto, including, without limitation, the letter agreement dated January 3, 1997 between Dakota and USMX (except for such agreements supplementing or amending this Agreement which specifically make reference to this Section).

XIII.5 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

XIII.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier, nationally recognized over-night courier, or registered or certified mail, postage prepaid, addressed as follows:

     (a)  If to any USMX Group Member:

          USMX INC.
          141 Union Boulevard, Suite 100
          Lakewood, Colorado 80228
          Attention: Donald P. Bellum, President
          Telecopy: (303) 980-1363

          with a copy to:

          Bearman Talesnick & Clowdus Professional Corporation
          1200 17th Street, Suite 2600
          Denver, Colorado 80202-5826
          Attention:  Robert M. Bearman, Esq.
          Telecopy:  (303) 572-6511

     (b)  If to any Dakota Group Member:

          Dakota Mining Corporation
          410 Seventeenth Street, Suite 2450
          Denver, Colorado 80202
          Attention: Robert R. Gilmore, Vice President-Finance and CFO
          Telecopy:  (303) 573-1012

          with a copy to:

          Parcel, Mauro, Hultin & Spaanstra, P.C.
          Suite 3600, 1801 California Street
          Denver, Colorado 80202
          Attention:  Richard F. Mauro, Esq.
          Telecopy:  (303) 295-3040

          and

          McCarthy Tetrault
          P.O. Box 10424, Pacific Centre
          Suite 1300, 777 Dunsmuir Street
          Vancouver, B.C.
          CANADA V7Y 1K2
          Attention:  Richard J. Balfour, Esq.
          Telecopy:  (604) 643-7900

Any such notices or communications shall be deemed to have been received: (1) if delivered personally or sent by telecopier (with transmission confirmed) or nationally recognized overnight courier, on the date of such delivery; or (2) if sent by registered or certified mail, on the third Business Day following the date on which such mailing was postmarked. Any Party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

XIII.7    Governing Law.

     (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (other than the choice of law principles thereof), except that any representations and warranties with respect to real and tangible property shall be governed by and construed in accordance with the Laws of the jurisdiction where such property is situated if other than in the State of Delaware.

     (b) Any action, suit, or other proceeding initiated by USMX, Dakota, or Merger Corp against the other under or in connection with this Agreement may be brought in any federal or state court in the State of Colorado, as the Party bringing such action, suit, or proceeding shall elect, having jurisdiction over the subject matter thereof. USMX, Dakota, and Merger Corp hereby submit themselves to the jurisdiction of any such court for the purpose of any such action and agree that service of process on them in any such action, suit, or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

XIII.8 Assignability. This Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Parties, and any purported assignment by any Parties without the prior written consent of the other Party shall be void.

XIII.9 Remedies. The Parties acknowledge that the remedy at law for any breach of the obligations undertaken by the Parties is and shall be insufficient and inadequate and that the Parties shall be entitled to equitable relief, in addition to remedies at law. In the event of any action to enforce the provisions of this Agreement, each of the Parties waive the defense that there is an adequate remedy at law. The Parties acknowledge that the USMX Shares and Dakota Shares are unique. Without limiting any remedies any Party may otherwise have, in the event any other Party refuses to perform its obligations under this Agreement, the Parties shall have, in addition to any other remedy at law or in equity, the right to specific performance.

XIII.10 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit, or waive a Party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

XIII.11 Third-Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any stockholder or employee of the USMX Group or the Dakota Group, any third party or any other Person (including without limitation any broker or finder, notwithstanding the provisions of Section 13.2 ); and this Agreement shall be effective only as between the Parties, their successors and permitted assigns.

XIII.12 Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whose benefit the provision exists, be in any way impaired.


                    *          *          *


              The remainder of this page is blank.
IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

USMX, INC.                          DAKOTA MINING CORPORATION



By:                                By:
Name:     Donald P. Bellum         Name:     Alan R. Bell
Title:         President           Title:         President and
                                  CEO

                                    DAKOTA MERGER CORPORATION



                                  By:
                                  Name:     Alan R. Bell
                                  Title:         President

                                                       Schedule A

                      Certain Definitions

"1995 Dakota Financial Statements" shall mean the audited consolidated balance sheet of the Dakota Group as of December 31, 1995, with the related audited consolidated statements of income and retained deficits and of cash flows for the fiscal year ended as of such date (together with the related notes and schedules thereto), which financial statements contain a letter from KPMG Peat Marwick Thorne reporting thereon.

"1995 USMX Financial Statements" shall mean the audited consolidated balance sheet of USMX and its subsidiaries as of December 31, 1995, with the related audited consolidated statements of income and retained deficits and of cash flows for the fiscal year ended as of such date (together with the related notes and schedules thereto), which financial statements contain a letter from KPMG Peat Marwick LLP reporting thereon.

"Advisers" when used with respect to any Person shall mean such Person's directors, officers, employees, representatives, agents, counsel, accountants, advisers, engineers, and consultants.

"Affiliate" shall mean as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise).

"Agreement" shall mean this Agreement and Plan of Merger, as it may be amended or supplemented at any time and from time to time after the date hereof.

"Basket" shall have the meaning ascribed in Section 12.1(b)(1).

"Breaching Party" shall have the meaning ascribed in Section
11.2(b).

"Business Day" shall mean any day on which commercial banks are not authorized or required to close in Denver, Colorado.

"Canadian GAAP" shall mean generally accepted accounting principles in Canada consistently applied.

"Certificate" shall have the meaning ascribed in Section 1.10(a).

"Certificate of Merger" shall have the meaning ascribed in
Section 1.4.

"Closing" shall mean the consummation of the Transactions. "Closing Date" shall mean a date as soon as practicable after approval and/or adoption of this Agreement and the Transactions by the shareholders of Dakota and the stockholders of USMX and satisfaction or waiver of the conditions set forth in Articles VIII, IX, and X.

"Competing Transaction" shall have the meaning ascribed in
Section 5.12.

"Constituent Corporations" shall have the meaning ascribed in
Section 1.1.

"Contract" shall mean any contract, lease, agreement, instrument, license, commitment, order, or quotation.

"Dakota Group" shall mean and include Dakota, Merger Corp, and their respective subsidiaries, taken as a whole.

"Dakota Group Member" shall mean and include Dakota, Merger Corp, or any of their respective subsidiaries.

"Dakota SEC Reports" shall have the meaning ascribed in Section
3.15.

"Dakota Shareholders' Meeting" shall have the meaning ascribed in
Section 6.9.

"Dakota Shares" shall have meaning ascribed in the Recitals.

"Effective Time" shall have the meaning ascribed in Section 1.4.

"Employee Plans" shall mean any employee benefit plan (as defined in 3(3) of ERISA), other deferred compensation plan, bonus plan, material fringe benefit plan (as defined in 6039D of the Tax
Code) and other material employee benefit plan maintained (other than those required by Law to be maintained) for the benefit of employees.

"Environmental Condition" shall mean and include:

     (a) the generation, discharge, emission, or release into the environment (including without limitation ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment, or disposition prior to the Closing of any Hazardous Substance by any Person (or their predecessors) as to which Remedial Action is currently or in the future required under any Environmental Law or as to which any Liability is currently or in the future imposed on any Person based on the actions or omissions prior to the Closing of any Person (or their predecessors) with respect to any Hazardous Substance or reporting with respect thereto; and

     (b) the presence as of the Closing Date on any real property owned by any member of the USMX Group or Dakota Group, as applicable, of any underground storage tank which contains or contained Hazardous Substances.

"Environmental Laws" shall mean Laws regulating or pertaining to the generation, discharge, emission or release into the environment (including without limitation ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment, disposition or remediation or clean-up of any Hazardous Substance, as such Laws are amended and in effect as of the date hereof, including without limitation the following Laws of the United States: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; and the Toxic Substances Control Act.

"ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Exchange Agent" shall have the meaning ascribed in Section
1.10(a).

"Exchange Fund" shall have the meaning ascribed in Section
1.10(a).

"GCL" shall mean the General Corporation Law of the State of Delaware.

"Government" shall mean:

     (a) the government of the United States, Canada, or any other foreign country;

     (b) the government of any state, province, county, municipality, city, town, or district of the United States, Canada, or any other foreign country; and any multi-county district; and

     (c) any ministry, agency, department, authority, commission, administration, corporation, bank, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses (a) and (b).

"Governmental" shall mean pertaining to any Government.

"Hazardous Substance" shall include petroleum products, hazardous substances, hazardous waste, or hazardous materials, or pollutants or contaminants, as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Resource Conservation and Recovery Act of 1976; or any other Environmental Law (including any foreign Environmental Law); all as amended and in effect as of the date hereof.

"Income Tax" shall mean any Tax based on or measured by income (including without limitation based on net income, gross income, income as specifically defined, earnings, profits or selected items of income, earnings or profits); and any interest, Penalties and additions to tax with respect to any such tax (or any estimate or payment thereof).

"Indemnifiable Claims" shall mean and include any and all loss or damage or Liability, and all expenses (including without limitation reasonable legal fees incurred in the investigation, defense, compromise and settlement of any Indemnifiable Claim for which such Person is entitled to indemnification under Article
XII), of any Person entitled to indemnification under Article
XII. "Indemnifiable Claim" shall not include any injury to business reputation, lost business opportunities, lost profits (other than actual lost profits), punitive, special or consequential damages or interference with business operations (other than actual damages resulting from interference with business operations). The amount of any Indemnifiable Claim shall be determined or computed net of:

     (a)  any proceeds of insurance or third-party indemnity
(whether maintained by USMX or Merger Corp) actually received or collected in respect of any such Indemnifiable Claims; and

     (b) any Indemnification Tax Benefit received by the Person entitled to indemnification with respect to any tax year in which the claim for indemnification is satisfied or in any prior tax year.

"Indemnification Tax Benefit" shall mean an amount equal to the amount of any Tax savings actually recognized and actually realized by reason of a net reduction in taxes paid by an indemnitee attributable to the payment by the indemnitor of such Indemnifiable Claim (after taking into account the Tax effect, if any, of receipt of payment of any Indemnifiable Claim). In computing the amount of any Indemnification Tax Benefit, the indemnitee shall be deemed to have used all other items of loss, deduction or credit before using any loss attributable to any Indemnifiable Claim.

"Indemnified Party" shall have the meaning ascribed in Section
6.13.

"Indemnifying Party" shall have the meaning ascribed in Section
12.3(a).

"Indemnitee" shall have the meaning ascribed in Section 12.3(a).

"Interim Dakota Balance Sheet" shall mean the unaudited consolidated balance sheet included in the Interim Dakota
Financial Statements.

"Interim Dakota Financial Statements" shall mean the unaudited financial statements dated as of December 31, 1996, or such other more recent unaudited financial statements delivered (from time to time) to USMX.

"Interim USMX Balance Sheet" shall mean the unaudited consolidated balance sheet included in the Interim USMX Financial
Statements.

"Interim USMX Financial Statements" shall mean the unaudited financial statements dated as of December 31, 1996, or such other more recent unaudited financial statements delivered (from time to time) to Dakota.

"Joint Proxy Statement" shall have the meaning ascribed in
Section 7.2.

"Joint Proxy/Registration Statement"shall have the meaning ascribed in Section 7.2.

"Law" shall mean any of the following of, or issued by, any Government, in effect on or prior to the date hereof, including any amendment, modification, or supplementation of any of the following from time to time subsequent to the original enactment, adoption, issuance, announcement, promulgation, or granting thereof and prior to the date hereof: any statute, law, act, ordinance, code, rule, or regulation or any writ, injunction, award, decree, judgment, or order of any Government.

"Liability" of any Person shall mean and include:

     (a) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured;

     (b) any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

     (c) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise).

"Liens" shall mean liens, encumbrances, licenses, claims, security interests, mortgages, pledges, charges, escrows, options, or rights of first refusal or offer.

"Material Adverse Change" or "Material Adverse Effect" shall mean a material adverse change in, or material adverse effect on, the business, properties, assets, liabilities, results of operations or financial condition of the USMX Group or Dakota Group (as applicable), in any case after application of the proceeds of any insurance or indemnity under any contract or agreement between the applicable Group, USMX or Dakota and any third party. The foregoing shall not include any change or effect attributable to changes in the economy (of the United States, Canada, or any other country) generally, changes in the industries in which the applicable Group engages, changes in metal prices, or seasonality of the businesses of the Group. No "Material Adverse Change" or "Material Adverse Effect" shall be deemed to have occurred by virtue or as a result of any voluntary termination or termination for cause of the employment of any officer of the applicable Group or the termination of any consulting relationship between any Person and the applicable Group.

"Merger" shall have the meaning ascribed in Section 1.1.

"Non-Breaching Party" shall have the meaning ascribed in Section
11.2(b).

"Parties" and "Party" shall have the meanings ascribed in the Preamble.

"Penalty" shall mean any civil or criminal penalty (including any interest thereon), fine, levy, lien, assessment, charge, monetary sanction, or payment, or any payment in the nature thereof, of any kind required to be made to any Government under any Law.

"Permitted Liens" shall mean Liens arising out of the ordinary course of business which do not, individually or in the aggregate, materially detract from the use, value or enjoyment
(in the ordinary course of business as presently conducted) of the assets which are the subject of such Liens.

"Person" shall mean any corporation, partnership, limited lability company or partnership, joint venture, trust, unincorporated association or organization, business, enterprise, or other entity; any individual; and any Government.

"Pre-Closing Covenant" shall have the meaning ascribed in Section
12.4(c).

"Registration Statement" shall have the meaning ascribed in
Section 7.2.

"Remedial Action" shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including without limitation removal of underground storage tanks), restoration, clean-up, remediation, corrective action, closure, site restoration, remedial response or remedial work with respect to any Environmental Condition.

"SEC" shall mean the Securities and Exchange Commission of the United States.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Securities Act Affiliate" shall mean any affiliate of a Person for purposes of Rule 145 of the Securities Act.

"Surviving Corporation" shall have the meaning ascribed in
Section 1.1.

"Tax" shall mean any tax, levy, charge, assessment, penalty, interest or fine imposed by or due any Government, including without limitation any of the following:

     (a) any tax based on or measured by income (including without limitation based on net income, gross income, income as specifically defined, earnings, profits or selected items of income, earnings or profits);

     (b) any franchise, sales, use and value added tax or any license or withholding tax; any payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, alternative or add-on minimum tax; and any customs duties or other taxes;

     (c) any "trust fund" tax under Subtitle C, Chapter 24A of the Tax Code;

     (d) any tax on property (real or personal, tangible or intangible, based on transfer or gains);

     (e) any estimate or payment of any of tax described in the foregoing clauses (a) through (d); and

     (f) any interest, Penalties and additions to tax with respect to any tax (or any estimate or payment thereof) described in the foregoing clauses (a) through (e).

"Tax Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Termination Date" shall mean April 30, 1997, provided that, if the Joint Proxy/ Registration Statement has not been declared effective by the SEC by a date which allows sufficient time (under applicable Law) to properly hold the USMX Stockholders' Meeting and the Dakota Shareholders' Meeting, or if other required regulatory approvals or clearances have not been received, on or prior to April 30, 1997, the Termination Date shall be extended to a date which allows for the foregoing, which date, in no event, shall be later than May 31, 1997.

"Termination Fee" shall have the meaning ascribed in Section
11.3.

"Third-Party Claim" shall have the meaning ascribed in Section
12.3(a).

"Transactions" shall mean the Merger, and any other actions or transactions contemplated under this Agreement.

"U.S. GAAP" shall mean generally accepted accounting principles in the United States consistently applied.

"USMX Group" shall mean and include USMX and its subsidiaries, taken as a whole.

"USMX Group Member" shall mean and include USMX or any subsidiary.

"USMX SEC Reports" shall have the meaning ascribed in Section
2.26.

"USMX Stockholders' Meeting" shall have the meaning ascribed in
Section 5.10.

"USMX Shares" shall have the meaning ascribed in the Recitals.


                       TABLE OF CONTENTS


RECITALS                                                        1

AGREEMENT                                                       1

ARTICLE I--GENERAL                                              2
     1.1  Merger.                                               2
     1.2  Charter and By-laws; Directors and Officers.          2
     1.3  No Separate Identity.                                 2
     1.4  Effectiveness.                                        2
     1.5  Conversion of Shares.                                 2
     1.6  Treasury Shares, Etc.                                 2
     1.7  Warrants, Options, Etc.                               3
     1.8  No Fractional Shares.                                 3
     1.9  Stock Transfer Books.                                 3
     1.10 Exchange of Certificates                              4
     1.11 Directors of Dakota.                                  4

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF USMX              4
     2.1  Organization and Good Standing.                       5
     2.2  Consents, Authorizations, and Binding Effect.         5
     2.3  Minute and Stock Transfer Books.                      6
     2.4  Financial Statements and Financial Condition.         6
     2.5  Title and Condition of Assets.                        7
     2.6  Insurance.                                            9
     2.7  Litigation and Compliance.                            9
     2.8  Taxes.                                               10
     2.9  Intangible Assets.                                   11
     2.10 Employees.                                           11
     2.11 Pension and Other Employee Plans and Agreements.     11
     2.12 Labor Relations.                                     12
     2.13 Contracts, Etc.                                      13
     2.14 Absence of Certain Changes, Etc.                     13
     2.15 Subsidiaries.                                        14
     2.16 Capitalization and Title to Shares.                  16
     2.17 Environmental Matters.                               16
     2.18 Brokers.                                             16
     2.19 Officers and Directors.                              17
     2.20 Fairness of Transaction.                             17
     2.21 Valid Issuance of New Stock.                         17
     2.22 No Misstatements or Omissions.                       17
     2.23 USMX SEC Reports.                                    17
     2.24 Information in Disclosure Documents.                 18
     2.25 No Knowledge of Breach of Representations and
          Warranties of
          Merger Corp.                                         18

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF DAKOTA AND MERGER
     CORP                                                      18
     3.1  Organization and Good Standing.                      19
     3.2  Consents, Authorizations, and Binding Effect.        19
     3.3  Minute and Stock Transfer Books.                     20
     3.4  Financial Statements and Financial Condition.        20
     3.5  Title and Condition of Assets.                       21
     3.6  Insurance.                                           23
     3.7  Litigation and Compliance.                           23
     3.8  Taxes.                                               24
     3.9  Intangible Assets.                                   25
     3.10 Pension and Other Employee Plans and Agreements.     25
     3.11 Labor Relations.                                     25
     3.12 Contracts, Etc.                                      26
     3.13 Absence of Certain Changes, Etc.                     27
     3.14 Subsidiaries.                                        27
     3.15 Capitalization and Title to Shares.                  29
     3.16 Environmental Matters.                               29
     3.17 Fairness of Transaction.                             30
     3.18 Valid Issuance of New Stock.                         30
     3.19 No Misstatements or Omissions.                       30
     3.20 Dakota SEC Reports.                                  30
     3.21 Information in Disclosure Documents.                 31
     3.22 No Knowledge of Breach of Representations and
          Warranties of USMX.                                  31

ARTICLE IV--NO OTHER REPRESENTATIONS AND WARRANTIES            31
     4.1  No Other Representations and Warranties.             31
     4.2  Projections, Etc.                                    31

ARTICLE V--USMX COVENANTS                                      32
     5.1  Access.                                              32
     5.2  Ordinary Course.                                     32
     5.3  Representations and Warranties.                      34
     5.4  Insurance.                                           34
     5.5  No Breach.                                           34
     5.6  Financial Statements.                                34
     5.7  Litigation.                                          34
     5.8  Closing Conditions.                                  34
     5.9  Contracts.                                           34
     5.10 USMX Stockholders' Approval.                         34
     5.11 Rule 145 Affiliates.                                 35
     5.12 No Shop.                                             35
     5.13 Cooperation.                                         36

ARTICLE VI--DAKOTA'S AND MERGER CORP'S COVENANTS               36
     6.1  Access.                                              36
     6.2  Ordinary Course.                                     37
     6.3  Representations and Warranties.                      38
     6.4  No Breach.                                           39
     6.5  Financial Statements.                                39
     6.6  Litigation.                                          39
     6.7  Closing Conditions.                                  39
     6.8  Contracts.                                           39
     6.9  Dakota Shareholders' Approval.                       39
     6.10 Stock Listing.                                       39
     6.11 Line of Credit.                                      39
     6.12 Employee Benefit Plans                               40
     6.13 Indemnification; Directors' and Officers' Insurance  40
     6.14 Assumption of Existing Agreements Relating to
          Employment                                           41
     6.15 USMX Stock Options                                   42

ARTICLE VII--OTHER COVENANTS OF THE PARTIES                    42
     7.1  Consents and Notices.                                42
     7.2  Joint Proxy/Registration Statement.                  42
     7.3  Support Agreements.                                  44
     7.4  Confidentiality.                                     44
     7.5  Press Releases.                                      45

ARTICLE VIII--CONDITIONS TO OBLIGATIONS OF DAKOTA AND MERGER CORP
     45
     8.1  Representations and Warranties.                      45
     8.2  Compliance with Covenants.                           45
     8.3  Opinion of Counsel.                                  45
     8.4  No Material Adverse Change.                          45
     8.5  Other Matters.                                       45
     8.6  Consents.                                            45
     8.7  Accountant's Bring-Down Letter.                      46
     8.8  Montana Tunnel.                                      46

ARTICLE IX--CONDITIONS TO OBLIGATIONS OF USMX                  46
     9.1  Representations and Warranties.                      46
     9.2  Compliance with Covenants.                           46
     9.3  Opinions of Counsel.                                 46
     9.4  No Material Adverse Change.                          46
     9.5  Other Matters.                                       46
     9.6  Consents.                                            47
     9.7  Accountant's Bring-Down Letter.                      47

ARTICLE X--CONDITIONS TO OBLIGATIONS OF THE PARTIES            47
     10.1 No Adverse Proceedings.                              47
     10.2 No Termination.                                      47
     10.3 No Injunctions.                                      47
     10.4 Support Agreement.                                   47
     10.5 Stock Exchange Approvals.                            47
     10.6 Shareholder Approval.                                47
     10.7 SEC Filings.                                         47
     10.8 Tax Letter.                                          48
     10.9 Rothschild Loan.                                     48
     10.10                                     Canadian Offering.     48
     10.11          Up-Dating of Exhibits; Election Not to Close.     48

ARTICLE XI--CLOSING AND TERMINATION                            49
     11.1 Closing.                                             49
     11.2 Termination of this Agreement.                       49
     11.3 Liquidated Damages.                                  49

ARTICLE XII--INDEMNIFICATION                                   50
     12.1 Indemnification by USMX.                             50
     12.2 Indemnification by Dakota and Merger Corp.           51
     12.3 Assertion of Claims; Etc.                            52
     12.4 Survival of Representations, Warranties and Covenants.53
     12.5 Insurance.                                           54
     12.6 Other Claims.                                        54

ARTICLE XIII--MISCELLANEOUS                                    54
     13.1 Further Actions.                                     54
     13.2 Indemnification Regarding Brokers.                   54
     13.3 Expenses.                                            54
     13.4 Entire Agreement.                                    54
     13.5 Descriptive Headings.                                55
     13.6 Notices.                                             55
     13.7 Governing Law.                                       56
     13.8 Assignability.                                       56
     13.9 Remedies.                                            56
     13.10                                Waivers and Amendments.     57
     13.11                                    Third-Party Rights.     57
     13.12                                          Illegalities.     57

                      SCHEDULE OF EXHIBITS

     EXHIBIT NO.          DESCRIPTION

     1.4       Form of Certificate of Merger

               USMX Disclosure Exhibits

     2.1       Foreign Qualification and Subsidiaries
     2.2       Consents, Etc.
     2.4(b)         Accounting Books and Records
     2.4(c)    Interim USMX Financial Statements
     2.5(a)         Real Property Interests
     2.5(b)         Property Liens and Defects
     2.5(c)         Royalties
     2.5(e)         Operating Condition Defects
     2.6       Insurance
     2.7(a)         Litigation
     2.7(c)         Judgments, Etc.
     2.7(d)         Permits, Etc.
     2.8       Taxes
     2.11      Employee Plans
     2.12      Labor Matters
     2.13      Contracts
     2.14      Certain Changes
     2.15(a)   Subsidiaries
     2.15(b)   Liens on Subsidiary Capital Stock
     2.15(d)   Subsidiary Proxies, Options, Etc.
     2.15(e)   Disposed Subsidiaries
     2.16      Capital Stock of USMX
     2.17      Environmental Matters
     2.19      Officers and Directors
     2.23      USMX SEC Reports

               Dakota Disclosure Exhibits

     3.1       Foreign Qualification and Subsidiaries
     3.2       Consents, Etc.
     3.4(b)         Accounting Books and Records
     3.4(c)    Interim Dakota Financial Statements
     3.5(a)         Real Property Interests
     3.5(b)         Property Liens and Defects
     3.5(c)         Royalties
     3.5(e)         Operating Condition Defects
     3.6       Insurance
     3.8(a)         Litigation
     3.7(c)         Judgments, Etc.
     3.7(d)         Permits, Etc.
     3.10      Employee Plans
     3.12      Contracts
     3.13      Certain Changes
     3.14(a)   Subsidiaries
     3.14(b)   Liens on Subsidiary Capital Stock
     3.14(d)   Subsidiary Proxies, Options, Etc.
     3.15      Capital Stock of Dakota
     3.16      Environmental Matters
     3.20      Dakota SEC Reports

     5.2       USMX Exceptions to Ordinary Course
     5.11      Form of Securities Act Affiliate Agreement
     6.2       Dakota Exceptions to Ordinary Course
     6.11      Terms of Line of Credit
     7.3       Form of Support Agreement